EXHIBIT 2.2

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

ECOLAB INC.,

CHAMPIONX Holding Inc.,

AND

APERGY CORPORATION

DATED AS OF DECEMBER 18, 2019

Table Of Contents

i

ii

Exhibits

Exhibit A	Form of Tax Matters Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Intellectual Property Matters Agreement
Exhibit D	Separation Plan

iii

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of December 18, 2019, by and among: (i) Ecolab Inc., a Delaware corporation (“Everest”); (ii) ChampionX Holding Inc., a Delaware corporation and wholly owned Subsidiary of Everest (“Newco”); and (iii) Apergy Corporation, a Delaware corporation (“Athena”) (each a “Party” and together, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

RECITALS

Whereas, Everest is engaged, directly and indirectly, in the Newco Business;

Whereas, the Board of Directors of Everest (the “Everest Board”) has determined that it is advisable and in the best interests of Everest and Everest’s stockholders to separate the Newco Business from the other businesses of Everest and to divest the Newco Business in the manner contemplated by this Agreement and the Agreement and Plan of Merger and Reorganization, dated the date hereof (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Everest, Newco, Athena and Athena Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Athena (“Merger Sub”);

Whereas, Everest currently owns all of the shares of common stock of Newco (the “Newco Common Stock”);

Whereas, on the terms and subject to the conditions set forth herein, in order to effect such separation, Everest will undertake the Internal Restructuring and, in connection therewith, effect the Newco Contribution and, in exchange therefor, Newco shall (i) issue to Everest additional shares of Newco Common Stock and (ii) pay to Everest the Cash Payment;

Whereas, on the terms and subject to the conditions set forth herein, following the completion of the Internal Restructuring, the Newco Contribution and the payment of the Cash Payment, Everest shall own all of the issued and outstanding shares of Newco Common Stock and shall effect the distribution of all of such outstanding shares of Newco Common Stock to the holders of Everest Common Stock in accordance with Article III hereof (the “Distribution”);

Whereas, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned Subsidiary of Athena, and the shares of Newco Common Stock shall be converted into the right to receive shares of common stock of Athena on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law;

Whereas, for U.S. federal income tax purposes (i) the Newco Contribution and the Distribution, taken together, are intended to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (ii) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) each of this Agreement and the Merger Agreement constitute “a plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g); and

Whereas, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

Now, Therefore, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1               General. As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:

(1)          “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control,” when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Everest or Everest’s stockholders prior to or, in the case of Everest’s stockholders, after, the Separation Effective Time.

(2)          “Agreement” shall have the meaning set forth in in the Preamble.

(3)          “Agreement Disputes” shall have the meaning set forth in Section 7.1.

(4)          “Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Intellectual Property Matters Agreement, the Cross-Supply Agreement, the agreements contemplated by Section 2.7(b) that have been agreed upon by the Parties, any and all Conveyancing and Assumption Instruments and any other agreements to be entered into by and between any member of the Everest Group, on one hand, and any member of the Newco Group (and/or the Athena Group), on the other hand, at, prior to or after the Distribution in connection with the Distribution and/or the Merger.

(5)          “Applicable Period” shall have the meaning set forth in Section 5.2.

(6)          “Appointed Representative” shall have the meaning set forth in Section 7.1.

(7)          “Asset Transferors” shall mean the Entities transferring Assets to Newco or Everest, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby or by the Ancillary Agreements.

(8)          “Assume” shall have the meaning set forth in Section 2.1(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(9)          “Assets” shall mean all rights, title and ownership interests (including Intellectual Property rights) in and to all properties, claims, Contracts, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Entity.

(10)        “Athena” shall have the meaning set forth in in the Preamble.

(11)       “Athena Group” shall mean Athena and each Entity that is or becomes a direct or indirect Subsidiary of Athena (including, after the Effective Time, the Newco Group).

(12)        “Audited Party” shall have the meaning set forth in Section 5.2(a).

(13)        “Athena Restricted Business” shall have the meaning set forth in Section 2.13(a).

(14)        “Business” shall mean the Everest Retained Business or the Newco Business, as applicable.

(15)        “Business Day” shall have the meaning set forth in the Merger Agreement.

(16)        “Cash Equivalents” shall mean consolidated (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Body, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(17)        “Cash Payment” shall mean an amount equal to (i) $525 million, plus (ii) the Estimated Tax Amount, with such Cash Payment to be paid, in part, from the proceeds of the Newco Financing (including any substitute financing therefor permitted pursuant to the Merger Agreement).

(18)        “Chemical Product or Substance Registrations” shall mean any and all chemical substance registrations, biocide active ingredient registrations, and product authorizations, licenses, approvals, registrations, or certification with any Governmental Body or international political or economic organization (such as the European Union or the OSPAR Commission for the Protection of the Marine Environment of the North-East Atlantic).

(19)        “Clean-Up Spin-Off” shall mean the distribution by Everest, pro rata to its stockholders, of any unsubscribed shares of Newco Common Stock immediately following the consummation of the Exchange Offer.

(20)       “Closing” shall have the meaning set forth in the Merger Agreement.

(21)        “Closing Date” shall have the meaning set forth in the Merger Agreement.

(22)        “Code” shall have the meaning set forth in the Merger Agreement.

(23)        “Commission” shall mean the United States Securities and Exchange Commission.

(24)        “Company Policies” shall mean all insurance contracts of any kind (including claim administration contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors’ and officers’ liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder of any kind of any member of the Everest Group.

(25)        “Competing Athena Business” shall have the meaning set forth in Section 2.13(a)(i).

(26)        “Competing Everest Business” shall have the meaning set forth in Section 2.13(b)(i).

(27)        “Confidential Information” shall mean all non-public, confidential or proprietary Information (a) with respect to Athena and Newco (and members of their respective Groups), that is included in the Newco Assets or that was acquired by Everest or any member of its Group after the Separation Effective Time pursuant to Article V or otherwise in accordance with this Agreement or any Ancillary Agreement and (b) with respect to Everest (and any member of its Group), that relates to the Everest Group, the Everest Retained Business, any Everest Retained Assets or any Everest Retained Liabilities or that was acquired by Athena or Newco (or any member of their respective Groups) after the Separation Effective Time pursuant to Article V or otherwise in accordance with this Agreement or any Ancillary Agreement; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or any member of its Group, (ii) lawfully acquired after the Separation Effective Time by such Party or any member of its Group from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party or any member of its Group after the Separation Effective Time without reference to any Confidential Information.

(28)        “Consent” shall have the meaning set forth in the Merger Agreement.

(29)        “Continuing Arrangements” shall mean:

(i)           those arrangements set forth on Schedule 1.1(29)(i);

(ii)         this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(iii)       any Contracts or intercompany accounts solely between or among members of the Newco Group;

(iv)        any Contracts between: (A) a Subsidiary or Affiliate of Everest that is in the business of selling or buying products or services to or from third parties and (B) a member of the Newco Group, and which Contract is related primarily to the provision of such products or services and was or is entered into in the ordinary course of business and on arms’-length terms; and

(v)          such other commercial arrangements among the Parties or their Groups that are intended to survive and continue following the Separation Effective Time; provided that none of the intercompany Contracts set forth on Schedule 1.1(29)(v) shall be deemed to be Continuing Arrangements, it being understood that Schedule 1.1(29)(v) is not intended to be an exhaustive list of arrangements that are to be terminated at or prior to the Separation Effective Time; provided, however, that, for the avoidance of doubt, any Third-Party Agreements shall not be considered Continuing Arrangements for purposes of this definition.

(30)        “Contract” shall have the meaning set forth in the Merger Agreement.

(31)        “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements, local assumption agreements, local stock transfer agreements, and other documents entered into prior to the Separation Effective Time or to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement.

(32)        “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds (including, with respect to the surety bonds, letters of credit and performance bonds set forth on Schedule 1.1(32), the allocable portion of the surety bonds, letters of credit and performance bonds as set forth on Schedule 1.1(32)), bankers’ acceptances, or other similar arrangements.

(33)        “Cross-Supply Agreement” shall mean a Cross-Supply Agreement to be negotiated and entered into at or prior to Closing pursuant to Section 2.7(b).

(34)        “Cut-Off Time” shall have the meaning set forth in Section 3.3(a).

(35)        “Distribution” shall have the meaning set forth in the Recitals.

(36)        “Distribution Date” shall mean the date, as shall be determined by the Everest Board (or its designee), on which the Distribution occurs.

(37)        “Effective Time” shall have the meaning set forth in the Merger Agreement.

(38)        “Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and among Everest, Newco and Athena, dated as of the date hereof.

(39)        “Entity” shall have the meaning set forth in the Merger Agreement.

(40)        “Environmental Compliance Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits, including fines, penalties, mitigation damages and the costs and expenses (including capital expenditures) required to address such actual or alleged violations or non-compliance; provided that Environmental Compliance Liabilities do not include Liabilities that would also be considered Remediation Liabilities.

(41)        “Environmental Deductible Amount” shall have the meaning set forth in Section 4.2(b).

(42)        “Environmental Laws” shall mean all Legal Requirements relating to pollution or protection of human health or safety or the environment, including Legal Requirements relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Legal Requirements relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(43)        “Environmental Liabilities” shall mean Remediation Liabilities, Environmental Compliance Liabilities, Hazardous Substance Damage Liabilities and Off-Site Environmental Liabilities. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to natural persons or property from products sold by or services provided by the Newco Group, the Everest Group or their predecessors.

(44)        “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Legal Requirement or of any Governmental Body relating to Environmental Laws or Hazardous Substances.

(45)        “Estimated Tax Amount” shall mean Everest’s estimate as of the Separation Effective Time of the Tax Amount (which shall not exceed $12,000,000).

(46)        “Everest” shall have the meaning set forth in the Preamble.

(47)        “Everest Asset Transferee” shall mean any Entity that is or will be a member of the Everest Group to which Everest Retained Assets shall be or have been transferred, directly or indirectly, at or prior to the Separation Effective Time by an Asset Transferor in order to consummate the transactions contemplated hereby or by any Ancillary Agreement.

(48)        “Everest Board” shall have the meaning set forth in the Recitals.

(49)        “Everest CSIs” shall have the meaning set forth in Section 2.9(d).

(50)        “Everest Common Stock” shall mean the common stock of Everest, par value $0.01 per share.

(51)        “Everest Former Business” shall mean any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily operated or managed by, or primarily associated with, the Everest Retained Business as then conducted, excluding any Newco Former Businesses.

(52)        “Everest Group” shall mean (i) Everest, the Everest Retained Business and each Entity that is a direct or indirect Subsidiary of Everest as of immediately following the Effective Time and (ii) each Entity that becomes a Subsidiary of Everest after the Effective Time.

(53)        “Everest Group Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the Everest Retained Business or the Everest Former Business.

(54)        “Everest Group Landlord Property” shall mean any real properties owned or leased by the Everest Group as to which the Newco Group will (i) lease pursuant to a lease or sublease (which in each case is subject to Section 2.7(a)), or (ii) occupy under other agreement (but not including the Transition Services Agreement) from a member of the Everest Group to conduct business operations after the Separation Effective Time. An exhaustive list of the Everest Group Landlord Property is set forth on Schedule 1.1(54).

(55)        “Everest Group Leased Real Property” shall mean all rights, title, and interest in and to any real property used or occupied by the Everest Group pursuant to a lease, license, or similar use or occupancy agreement, and excluding any Newco Owned Real Property.

(56)        “Everest Group Owned Real Property” shall mean all rights, title and interest in and to any real property owned by any member of the Everest Group, including all land, structures, buildings and other improvements located thereon and appurtenances thereto, and excluding any Newco Owned Real Property.

(57)        “Everest Indemnitees” shall mean each member of the Everest Group from and after the Separation Effective Time and each of their respective successors and permitted assigns, except, for the avoidance of doubt, the Newco Indemnitees.

(58)        “Everest Released Liabilities” shall have the meaning set forth in Section 4.1(a)(i).

(59)        “Everest Restricted Business” shall have the meaning set forth in Section 2.13(b).

(60)        “Everest Retained Assets” shall mean:

(i)           the Assets listed or described on Schedule 1.1(60);

(ii)         any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Everest or any other member of the Everest Group;

(iii)        any and all Assets that are owned, leased or licensed, at or prior to the Separation Effective Time, by Everest and/or any of its Subsidiaries, that are not Newco Assets;

(iv)        any and all Assets that are acquired or otherwise become an Asset of the Everest Group after the Separation Effective Time;

(v)         any and all Everest Retained IP;

(vi)        any and all Everest Retained Regulatory Property; and

(vii)       any and all Company Policies.

(61)        “Everest Retained Business” shall mean (i) those businesses operated by the Everest Group prior to the Separation Effective Time other than the Newco Business and (ii) those businesses acquired or established by or for any member of the Everest Group after the Separation Effective Time.

(62)        “Everest Retained Environmental Liability” shall mean the following:

(i)           any and all Hazardous Substance Damage Liabilities, Environmental Compliance Liabilities and Remediation Liabilities relating to events, conduct, conditions or occurrences from before, at or after the Separation Effective Time, at (A) the Everest Group Leased Real Property (excluding the Newco Group Landlord Property), and (B) the Everest Group Former Real Property;

(ii)         any and all Environmental Compliance Liabilities and Remediation Liabilities relating to events, conduct, conditions or occurrences from before, at or after the Separation Effective Time, at the Everest Group Owned Real Property (excluding the Everest Group Landlord Property);

(iii)        subject to Section 4.3(b), any and all Hazardous Substance Damage Liabilities relating to or associated with events, conduct, conditions or occurrences that arose on or before the Separation Effective Time, at the Everest Group Owned Real Property (excluding the Everest Group Landlord Property), where the Liability Primarily Relates to the Everest Retained Business; provided that for purposes of clarification, at the Everest Group Owned Real Property located at the site specified on Item 1 of Schedule 1.1(62)(a), all of the operations prior to the Separation Effective Time related to the Newco Business with any Hazardous Substance Damage Liabilities as described in this clause shall be Newco Environmental Liabilities;

(iv)        any and all Remediation Liabilities relating to events, conduct, conditions or occurrences that arose at or before the Separation Effective Time at the Everest Group Landlord Property. A non-exhaustive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(62)(iv);

(v)          subject to Section 4.3(b), any and all Hazardous Substance Damage Liabilities and Environmental Compliance Liabilities relating to or associated with events, conduct, conditions or occurrences that arose at or before the Separation Effective Time, at the Everest Group Landlord Property or the Newco Group Landlord Property, where the Liability Primarily Relates to the Everest Retained Business. A non-exhaustive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(62)(v);

(vi)        subject to Section 4.3(b), any and all Off-Site Environmental Liabilities arising out of or in connection with or relating to disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for the same, before the Separation Effective Time, where the Liability Primarily Relates to the Everest Retained Business, provided that (i) with respect to the site specified on Item 2 of Schedule 1.1(62)(a), the Newco Group and the Everest Group shall be liable for their respective share of Liability based on their respective contribution of waste to the site, as set forth on Schedule 1.1(62)(vi); and (ii) with respect to the site specified on Item 3 of Schedule 1.1(62)(a), the Newco Group shall be responsible for the entire share of Liability allocated to the Newco Business and the Everest Retained Business; provided, further, that the Newco Group will receive the benefit of the indemnification owed to Nalco Energy by the party specified on Item 4 of Schedule 1.1(62)(a) with respect to the share of Liability attributed to Nalco Energy at this site; and

(vii)       any agreement or operation of law pursuant to which the Newco Group or the Everest Group becomes liable for any of the foregoing, including as a successor-in-interest any agreements pursuant to which the Everest Group or any predecessor has retained Liability or provided an indemnification with respect to a counterparty, which Liability would fall within the scope of any of the foregoing provisions as an Everest Retained Environmental Liability. A non-exhaustive list of such agreements is set forth on Schedule 1.1(62)(vii).

(63)        “Everest Retained IP” shall mean all Intellectual Property owned or controlled by the Everest Group, other than Newco IP, including (i) the Intellectual Property listed on Schedule 1.1(63) and (ii) any Intellectual Property licensed to Newco or the Newco Group pursuant to any Ancillary Agreement .

(64)        “Everest Retained Liabilities” shall mean (i) any and all Liabilities of Everest and each of its Subsidiaries that are not Newco Liabilities, and (ii) the Liabilities listed on Schedule 1.1(64).

(65)        “Everest Retained Regulatory Property” shall mean (i) all Regulatory Property other than Newco Regulatory Property, including the Regulatory Property listed on Schedule 1.1(65), and (ii) any Regulatory Property licensed to Newco or the Newco Group pursuant to any Ancillary Agreement.

(66)        “Exchange Agent” shall have the meaning set forth in the Merger Agreement.

(67)        “Exchange Offer” shall mean the consummation of the Distribution through an offer to exchange shares of Newco Common Stock for outstanding shares of Everest Common Stock.

(68)        “Final Closing Cash” shall have the meaning set forth in Section 3.3(b).

(69)        “Final Closing Indebtedness” shall have the meaning set forth in Section 3.3(b).

(70)        “Final Tax Amount” shall have the meaning set forth in Section 3.3(b).

(71)        “Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Newco Group or the Everest Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Separation Effective Time.

(72)        “Governmental Authorization” shall have the meaning set forth in the Merger Agreement.

(73)        “Governmental Body” shall have the meaning set forth in the Merger Agreement.

(74)        “Governmental Filing” shall have the meaning set forth in Section 4.5(d).

(75)        “Group” shall mean (i) with respect to Everest, the Everest Group, (ii) with respect to Newco, the Newco Group and (iii) with respect to Athena, the Athena Group.

(76)        “Guaranteed Obligations” shall have the meaning set forth in Section 2.10.

(77)        “Guaranty Release” shall have the meaning set forth in Section 2.9(b).

(78)        “Hazardous Substance” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which Liability can be imposed under any Environmental Law.

(79)        “Hazardous Substance Damage Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of claims for personal or bodily injury (including claims for medical monitoring and associated costs therewith, including mandated scientific inquiries or panels), wrongful death or property damage associated with the Release or threatened Release of Hazardous Substances to the environment or exposure to or presence of Hazardous Substances. Hazardous Substance Damage Liabilities do not include Remediation Liabilities or claims for injuries to natural persons or property from products sold by the Newco Group or the Everest Group or their respective predecessors.

(80)        “Indebtedness” shall mean, with respect to any Person: (i) any indebtedness for borrowed money, including any such obligations evidenced by bonds, debentures, notes or letters of credit, banker’s acceptances or similar obligations, in each case that are drawn or funded; (ii) all obligations under any interest rate cap, swap, collar or similar transactions or currency hedging transactions; (iii) all obligations of such Person under a lease agreement that would be treated as a “finance lease” under GAAP; (iv) other than in respect of the Newco Financing or any substitute financing pursuant to Section 5.14(e) of the Merger Agreement, all related accrued and unpaid interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (iii) of this definition; and (v) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (iv) of this definition, but in the case of this clause (v), only to the extent drawn upon. For the avoidance of doubt, no Liabilities of the Newco Group under any Ancillary Agreement shall be considered “Indebtedness”.

(81)        “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Legal Proceedings and demands, assessments, judgments, settlements and compromises relating thereto) provided, however, that “Indemnifiable Loss” and “Indemnifiable Losses” shall not include any (A) punitive or exemplary special damages or (B) any speculative damages or damages that are not reasonably foreseeable, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

(82)        “Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

(83)        “Indemnitee” shall have the meaning set forth in Section 4.4(a).

(84)        “Indemnity Payment” shall have the meaning set forth in Section 4.7(a).

(85)        “Independent Accounting Firm” shall mean Ernst & Young or if such firm is not available or is unwilling to serve, then a mutually acceptable expert in public accounting upon which Everest and Newco mutually agree.

(86)        “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s product or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies, procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(87)        “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(88)        “Intellectual Property” shall mean all U.S. and foreign intellectual property of any kind or nature, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, brand names, corporate names, trade names, internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, industrial property rights, and any and all related national or international counterparts thereto, including any renewals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How; (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae (including product formulations), data, models, methodologies, inventor’s notes, specifications, designs, plans, proposals and technical data, business and marketing plans, market know-how and customer lists and information, excluding Patents and Regulatory Property (collectively, “Know-How”); (v) applications and registrations for the foregoing; and (vi) rights, titles and interests in or relating to any of the foregoing, whether protected, created or arising under the laws of the U.S. or any foreign jurisdiction, and all remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(89)        “Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement between Everest and Newco in the form attached hereto as Exhibit C.

(90)        “Intercompany Account” shall mean any receivable, payable or loan between any member of the Everest Group, on the one hand, and any member of the Newco Group, on the other hand, in effect at or immediately prior to the Separation Effective Time, except for any such receivable, payable or loan that arises pursuant to any Continuing Arrangement and provided that, for avoidance of doubt, guarantees and Credit Support Instruments described in Section 2.9 shall not be considered Intercompany Accounts.

(91)        “Internal Restructuring” shall mean the allocation and transfer or assignment of Assets and Liabilities in accordance with the terms of this Agreement, including by means of the Conveyancing and Assumption Instruments and/or pursuant to the Newco Contribution, resulting in (i) the Newco Group owning and operating the Newco Business, and (ii) the Everest Group continuing to own and operate the Everest Retained Business, in each case, in accordance with the Separation Plan.

(92)         “IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, internet protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(93)        “Legal Proceeding” shall have the meaning set forth in the Merger Agreement.

(94)        “Legal Requirement” shall have the meaning set forth in the Merger Agreement.

(95)        “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Legal Requirement (including Environmental Law), Legal Proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(96)        “Merger Agreement” shall have the meaning set forth in the Recitals.

(97)        “Merger Sub” shall have the meaning set forth in the Recitals.

(98)        “Merger” shall have the meaning set forth in the Recitals.

(99)        “Net Debt Adjustment” shall have the meaning set forth in Section 3.3(e).

(100)      “Newco” shall have the meaning set forth in the Preamble.

(101)      “Newco Asset Transferee” shall mean any Entity that is or will be a member of the Newco Group to which Newco Assets shall be or have been transferred, directly or indirectly, at or prior to the Separation Effective Time by an Asset Transferor in order to consummate the transactions contemplated hereby or by any Ancillary Agreement.

(102)  “Newco Assets” shall mean, without duplication:

(i)           all interests in the capital stock of, or any other equity interests in, (x) the members of the Newco Group held, directly or indirectly, by Everest immediately prior to the Distribution (other than Newco) and (y) the Entities set forth on Schedule 1.1(102)(i)(y) held, directly or indirectly, by Everest immediately prior to the Distribution (the interests described in this clause (y), the “Other Interests”);

(ii)         the Assets set forth on Schedule 1.1(102)(ii);

(iii)       all Newco Current Assets;

(iv)        any and all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the Newco Group;

(v)          all rights, title and interest in and to the owned real property set forth on Schedule 1.1(102)(v), including all land, structures, buildings and other improvements located thereon and appurtenances thereto (the “Newco Owned Real Property”);

(vi)        all rights, title and interest in the real property which is leased, subleased or otherwise used and occupied pursuant to the leases, subleases, or other occupancy agreements set forth on Schedule 1.1(102)(vi) (the “Newco Leased Real Property”);

(vii)      all Contracts to which any member of the Newco Group or the Everest Group is a party or by which it or any such member’s Assets is bound, in each case, as of immediately prior to the Separation Effective Time that is exclusively related to the Newco Business or the Newco IP, and any rights or claims arising thereunder, and any Contracts set forth on Schedule 1.1(102)(vii);

(viii)    all Intellectual Property (other than Patents) exclusively related to the Newco Business, including the Intellectual Property applications, issuances and registrations set forth on Schedule 1.1(102)(viii) (the “Newco IP”);

(ix)        the Patents set forth on Schedule 1.1(102)(ix);

(x)          all Regulatory Property exclusively related to the Newco Business and the Regulatory Property identified on Schedule 1.1(102)(x) (the “Newco Regulatory Property”);

(xi)        all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Body and (1) which relate exclusively to, or are used exclusively in, the Newco Business or (2) which are solely associated with or related to any Newco Owned Real Property or Newco Leased Real Property, but, in each case of clauses (1) and (2), only to the extent transferable;

(xii)      all Information exclusively related to, or exclusively used in, the Newco Business;

(xiii)    excluding any Intellectual Property (which is addressed in Section 1.1(102)(viii) and Section 1.1(102)(ix) above), all IT Assets that are exclusively used or exclusively held for use in the Newco Business, and the IT Assets listed on Schedule 1.1(102)(xiii) (“Newco IT Assets”);

(xiv)    excluding any IT Assets (which are addressed in Section 1.1(102)(xiii) above) all office equipment and furnishings located at any Newco Owned Real Property or Newco Leased Real Property, whether owned or leased;

(xv)      any and all goodwill of the Newco Business and Newco IP;

(xvi)    all rights to causes of action, lawsuits, judgments, claims and demands that are, in each case, related exclusively to the Newco Business; and

(xvii)  all other Assets (other than any Assets that are of the type that would be listed in clauses (i) through (xvi) of this Section 1.1(102)) that are held by the Newco Group or the Everest Group immediately prior to the Separation Effective Time and that are exclusively used and exclusively held for use in the Newco Business as conducted immediately prior to the Separation Effective Time; provided that no Asset shall be a Newco Asset solely as a result of this clause (xvii) unless a written claim with respect thereto is made by Newco on or prior to the date that is twelve (12) months after the Distribution.

Notwithstanding anything to the contrary herein, the Newco Assets shall not include (i) any Assets that are expressly provided by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Everest Group (including all Everest Retained Assets) or (ii) any Assets that are expressly listed on Schedule 1.1(102)(a).

(103)  “Newco Balance Sheet” shall mean the unaudited interim combined balance sheet of the Newco Group, including the notes thereto, as of September 30, 2019.

(104)  “Newco Business” shall have the meaning set forth in the Merger Agreement.

(105)  “Newco Common Stock” shall mean the common stock of Newco, par value $0.01 per share.

(106)  “Newco Contribution” shall mean the Transfer of Assets from Everest to Newco and the Assumption of Liabilities by Newco from Everest pursuant to the Internal Restructuring or otherwise arising out of or resulting from the transactions contemplated by this Agreement.

(107)  “Newco CSIs” shall heave the meaning set forth in Section 2.9(e).

(108)  “Newco Current Assets” shall mean the current Assets as of the Separation Effective Time of the Newco Business as described on Schedule 1.1(108), to the extent (1) reflected on the Newco Balance Sheet or (2) acquired subsequent to the date of the Newco Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Newco Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Newco Balance Sheet.

(109)  “Newco Current Liabilities” shall mean the current Liabilities as of the Separation Effective Time of the Newco Business as described on Schedule 1.1(109), to the extent (1) reflected on the Newco Balance Sheet or (2) incurred subsequent to the date of the Newco Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Newco Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Newco Balance Sheet.

(110)  “Newco Debt” shall mean, as of the applicable time, the aggregate amount of all outstanding consolidated Indebtedness of the Newco Group.

(111)  “Newco Environmental Liabilities” shall mean the following:

(i)           any and all Hazardous Substance Damage Liabilities, Environmental Compliance Liabilities and Remediation Liabilities relating to events, conduct, conditions or occurrences from before, at or after the Separation Effective Time, at (A) the Newco Owned Real Property (excluding the Newco Group Landlord Property), (B) the Newco Leased Real Property (excluding Everest Group Landlord Property), and (C) the Newco Former Real Property. A non-exclusive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(111)(i);

(ii)         any and all Remediation Liabilities relating to events, conduct, conditions or occurrences that arose at or before the Separation Effective Time at the Newco Group Landlord Property. A non-exclusive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(111)(ii);

(iii)       subject to Section 4.2(b), any and all Hazardous Substance Damage Liabilities and Environmental Compliance Liabilities relating to or associated with events, conduct, conditions or occurrences that arose at or before the Separation Effective Time, at the Newco Group Landlord Property or the Everest Group Landlord Property, where the Liability Primarily Relates to the Newco Business. A non-exclusive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(111)(iii);

(iv)        subject to Section 4.2(b), any and all Hazardous Substance Damage Liabilities relating to or associated with events, conduct, conditions or occurrences that arose at or before the Separation Effective Time, at the Everest Group Owned Real Property (excluding the Everest Group Landlord Property), where the Liability Primarily Relates to the Newco Business; provided that, for purposes of clarification, at the Everest Group Owned Real Property located at the site specified on Item 1 of Schedule 1.1(62)(a), all of the operations prior to the Separation Effective Time related to the Newco Business with any Hazardous Substance Damage Liabilities as described in this clause shall be Newco Environmental Liabilities. A non-exclusive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(111)(iv);

(v)          subject to Section 4.2(b), any and all Off-Site Environmental Liabilities arising out of or in connection with or relating to disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for the same, before the Separation Effective Time, where the Liability Primarily Relates to the Newco Business, provided that (A) with respect to the site specified on Item 2 of Schedule 1.1(62)(a), the Newco Group and the Everest Group shall be liable for their respective share of Liability based on their respective contribution of waste to the site, as set forth on Schedule 1.1(111)(v); and (B) with respect to the site specified on Item 3 of Schedule 1.1(62)(a), the Newco Group shall be responsible for the entire share of Liability allocated to the Newco Business and the Everest Retained Business; provided, further, that the Newco Group will receive the benefit of the indemnification owed to Nalco Energy by the party specified on Item 4 of Schedule 1.1(62)(a) with respect to the share of Liability attributed to Nalco Energy at this site. A non-exclusive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(111)(v); and

(vi)        any agreement or operation of law pursuant to which the Newco Group or the Everest Group becomes liable for any of the foregoing, including as a successor-in-interest any agreements pursuant to which the Everest Group or any predecessor has retained Liability or provided an indemnification with respect to a counterparty, which Liability would fall within the scope of any of the foregoing provisions as a Newco Environmental Liability. A non-exclusive list of such agreements is set forth on Schedule 1.1(111)(vi).

(112)  “Newco Former Businesses” shall mean (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily operated or managed by, or primarily associated with, the Newco Business as then conducted and (ii) the Former Businesses set forth on Schedule 1.1(112).

(113)  “Newco Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the Newco Business or the Newco Former Business.

(114)  “Newco Group” shall mean Newco and each Entity that is a direct or indirect Subsidiary of Newco as of immediately prior to the Effective Time (but after giving effect to the Internal Restructuring), and each Entity that becomes a Subsidiary of Newco after the Effective Time.

(115)  “Newco Group Landlord Property” shall mean any real properties owned or leased by the Newco Group as to which the Everest Group will (i) lease pursuant to a lease or sublease (which in each case is subject to Section 2.7(a)), or (ii) occupy under other agreement (but not including the Transition Services Agreement) from a member of the Newco Group to conduct business operations after the Separation Effective Time. An exhaustive list of the Newco Group Landlord Property is set forth on Schedule 1.1(115).

(116)  “Newco Indemnitees” shall mean each member of the Newco Group from and after the Separation Effective Time and each of their respective successors and permitted assigns.

(117)  “Newco IP” shall have the meaning set forth in Section 1.1(102)(viii).

(118)  Newco IT Assets” shall have the meaning set forth in Section 1.1(102)(xiii).

(119)  “Newco Leased Real Property” shall have the meaning set forth in Section 1.1(102)(vi).

(120)  “Newco Liabilities” shall mean:

(i)           any and all Liabilities: (a) to the extent arising out of or resulting from the operation or conduct of the Newco Business, as conducted at any time prior to, at or after the Separation Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent, distributor or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Newco Group); (b) relating to the operation or conduct of any business (other than the Newco Business) conducted by any member of the Newco Group at any time after the Separation Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent, distributor or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Newco Group); or (c) to the extent arising out of or relating to any Newco Asset, whether arising before, at or after the Separation Effective Time;

(ii)         the Liabilities set forth on Schedule 1.1(120)(ii);

(iii)       any and all Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by Newco or any other member of the Newco Group, and all agreements, obligations and Liabilities of Newco or any other member of the Newco Group under this Agreement or any of the Ancillary Agreements;

(iv)        the Newco Current Liabilities;

(v)          any and all Liabilities relating to, arising out of, or resulting from, whether prior to, at or after the Separation Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Newco Business;

(vi)        any and all Newco Environmental Liabilities;

(vii)      any and all Liabilities relating to, arising out of or resulting from any Legal Proceeding related to the Newco Business, including the Legal Proceedings listed on Schedule 1.1(120)(vii); and

(viii)    any and all Liabilities relating to, arising out of or resulting from any Indebtedness (as defined in the Merger Agreement) of the Newco Business or any member of the Newco Group or any Indebtedness (as defined in the Merger Agreement) secured by any of the Newco Assets.

Notwithstanding the foregoing, the Newco Liabilities shall not include any Liabilities that are expressly provided by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Everest Group.

(121)  “Newco Owned Real Property” shall have the meaning set forth in Section 1.1(102)(v).

(122)  “Newco Regulatory Property” shall have the meaning set forth in Section 1.1(102)(x).

(123)  “Newco Released Liabilities” shall have the meaning set forth in Section 4.1(a)(ii).

(124)  “Know-How” shall have the meaning set forth in Section 1.1(88).

(125)  “Notice of Objections” shall have the meaning set forth in Section 3.3(a).

(126)  “Off-Site Environmental Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of the Release, threatened Release, transport, disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for same, at the Off-Site Locations, including Remediation Liabilities, Environmental Compliance Liabilities and Hazardous Substance Damage Liabilities at such locations.

(127)  “Other Party’s Auditors” shall have the meaning set forth in Section 5.2(a).

(128)  “Off-Site Location” shall mean any third-party location that is not now nor has ever been owned, leased or operated by the Everest Group or the Newco Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property currently or formerly owned, leased or operated by the Everest Group or the Newco Group or any of their respective predecessors that has been impacted by Hazardous Substances Released from such properties.

(129)  “Party” and “Parties” shall have the respective meanings set forth in the Preamble.

(130)  “Patents” shall have the meaning set forth in Section 1.1(88).

(131)  “Person” shall have the meaning set forth in the Merger Agreement.

(132)  “Pre-Closing Policies” shall have the meaning set forth in Section 6.1(a).

(133)  “Primarily Relates” when used in the definition of Newco Environmental Liability or Everest Retained Environmental Liability, means that more than fifty percent (50%) of the responsibility for a particular Liability, reasonably determined based on the source of a Liability, is attributable to the Newco Group or the Everest Group, as the case may be. Where a Liability has been caused by the actions or operations of both the Newco Group and the Everest Group, the determination of the Group that is Primarily Related shall be based on reasonably objective factors that are customarily relied upon with respect to such determinations, including: (i) relative amounts of Hazardous Substances that were transported to an Off-Site Location, where such Off-Site Location has become the source of an Off-Site Environmental Liability, or (ii) with respect to a Hazardous Substance Damage Liability, the Group responsible for the larger share (based on volume or mass, as appropriate) of the Release of or exposure to the Hazardous Substance or Hazardous Substances that are claimed to be the cause of the Liability and the relative toxicity of the Hazardous Substances Released by the respective Groups.

(134)  “Privilege” shall have the meaning set forth in Section 5.7(a)(i).

(135)  “Privileged Information” shall have the meaning set forth in Section 5.7(a)(i).

(136)  “Proposed Closing Cash” shall have the meaning set forth in Section 3.3(a).

(137)  “Proposed Closing Indebtedness” shall have the meaning set forth in Section 3.3(a).

(138)  “Proposed Statement” shall have the meaning set forth in Section 3.3(a).

(139)  “Proposed Tax Amount” shall have the meaning set forth in Section 3.3(a).

(140)  “Record Date” shall mean the close of business on date determined by the Everest Board to be the record date for determining the holders of Everest Common Stock entitled to receive Newco Common Stock in the Distribution if it is effected by a Spin-Off or Clean-Up Spin-Off.

(141)  “Record Holders” shall mean holders of Everest Common Stock on the Record Date.

(142)  “Records” shall mean any Contracts, documents, books, records or files.

(143)  “Regulatory Data” shall mean any and all regulatory data, including studies, data, raw data, efficacy data, reports, physical samples, reviews (including business risk reviews), opinions, registration dossiers, chemical safety reports, toxicity reports, information or other compliance requirements, including safety, risk and exposure assessments and modeling for product contamination or impurity issues, in written, electronic, computerized, digital, or other tangible or intangible media, actually submitted to, or maintained to support a submission to (whether submitted or not), a Governmental Body or a third party to seek, obtain or maintain a Consent from a Governmental Body or demonstrate regulatory compliance.

(144)  “Regulatory Property” shall mean all Chemical Product or Substance Registrations and Regulatory Data related thereto.

(145)  “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(146)  “Remediation” shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances (including by way of vapor intrusion) so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to requests of any Governmental Body for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(147)  “Remediation Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of (i) Remediation of Hazardous Substances that are present or have been Released, or as to which there has been or is a threatened Release, at, in, on, under or migrating from or to any real property or facility, and (ii) natural resource damages associated with the presence or Release or threatened Release of Hazardous Substances in the environment.

(148)  “Representatives” shall have the meaning set forth in the Merger Agreement.

(149)  “Separation Effective Time” shall mean the time the Distribution occurs on the Distribution Date; provided, that for accounting purposes, the Distribution shall be deemed to have occurred at 12:01 a.m. Eastern Time on the Distribution Date, unless another time is selected by the Parties.

(150)  “Separation Plan” shall mean the Separation Plan set forth as Exhibit D hereto, as amended, supplemented or modified by mutual agreement of the Parties; provided that (i) each of the Parties shall consider any amendments, supplements or modification proposed by the other Parties in good faith and (ii) Everest shall be permitted to amend, supplement or modify the Separation Plan with Athena’s written consent (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that Athena, in making its determination, may take into account any material adverse effect on Athena or the Newco Business of the proposed amendment, supplement or modification); provided, however, that Everest shall be entitled to make (x) amendments, supplements or modifications that are not material and (y) any of the amendments, supplements or modifications set forth on Schedule 1.1(150), in each case, without any such written consent in its sole and absolute discretion.

(151)  “Shared Contract” shall have the meaning set forth in Section 2.2(a).

(152)  “Spin-Off” shall mean the consummation of the Distribution through a dividend of shares of Newco Common Stock to Everest stockholders on a pro rata basis.

(153)  “Subsidiary” shall have the meaning set forth in the Merger Agreement.

(154)  “Tax” or “Taxes” shall have the meaning set forth in the Merger Agreement.

(155)  “Tax Amount” shall mean the aggregate amount paid prior to the Separation Effective Time to one or more applicable Taxing Authorities by any member of the Everest Group or the Newco Group with respect to Taxes allocated to Newco pursuant to Section 2.3 of the Tax Matters Agreement (which shall not exceed $12,000,000).

(156)  “Tax Contest” shall mean a pending or threatened audit, claim, suit, action, proposed assessment or other proceeding concerning Taxes.

(157)  “Tax Matters Agreement” shall mean the Tax Matters Agreement by and among Everest, Newco and Athena, in the form attached hereto as Exhibit A.

(158)  “Tax Return” shall have the meaning set forth in the Merger Agreement.

(159)  “Third-Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than a Party or any member of its respective Group) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Newco Assets or Newco Liabilities, or Everest Retained Assets or Everest Retained Liabilities, such Contracts shall be assigned or retained in accordance with Article II).

(160)  “Third-Party Claim” shall have the meaning set forth in Section 4.4(b).

(161)  “Third-Party Proceeds” shall have the meaning set forth in Section 4.7(a).

(162)  “Trademarks” shall have the meaning set forth in Section 1.1(88).

(163)  “Transfer” shall have the meaning set forth in Section 2.1(b); and the term “Transferred” shall have its correlative meaning.

(164)  “Transition Services Agreement” shall mean the Transition Services Agreement by and between Everest and Newco, in the form attached hereto as Exhibit B.

(165)  “Treasury Regulations” shall mean the regulations promulgated under the Code.

Article II

THE SEPARATION

Section 2.1               Restructuring; Transfer of Assets; Assumption of Liabilities.

(a)           At or prior to the Separation Effective Time, to the extent not already completed, each of Everest and Newco shall complete the Internal Restructuring, including by taking the actions referred to in Sections 2.1(b) and 2.1(c) below, in accordance with the Separation Plan and the terms of this Agreement.

(b)           At or prior to the Separation Effective Time (it being understood that some of such Transfers may occur following the Separation Effective Time in accordance with Section 2.2 or Section 2.5), in connection with the Internal Restructuring, Everest shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (i) the respective Everest Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the Everest Retained Assets and (ii) Newco and/or the respective Newco Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Newco Assets; and the applicable Everest Asset Transferees and Newco Asset Transferees shall accept from Everest and the applicable members of the Everest Group, all of Everest’s and the other members of the Everest Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests.

(c)           Except as otherwise specifically set forth in any Ancillary Agreement, in connection with the Internal Restructuring, from and after the Separation Effective Time, (i) Everest shall, or shall cause a member of the Everest Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Everest Retained Liabilities and (ii) Newco shall, or shall cause a member of the Newco Group to, Assume all of the Newco Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Separation Effective Time, (C) where or against whom such Liabilities are asserted or determined, (D) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Legal Requirement, fraud or misrepresentation by any member of the Everest Group or the Newco Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (E) which Entity is named in any Legal Proceeding associated with any Liability.

(d)           In connection with the Internal Restructuring and in exchange for the Newco Contribution, at or prior to the Separation Effective Time, Newco shall (i) issue to Everest additional shares of Newco Common Stock such that the number of shares of Newco Common Stock (together with such shares previously held by Everest) shall be equal to the number of shares of Newco Common Stock determined by Everest to be appropriate to effect the Distribution, which shares as of the date of issuance shall represent all of the issued and outstanding shares of Newco Common Stock, and (ii) make the Cash Payment to Everest.

(e)           It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.1(b) or Assumptions referenced in Section 2.1(c) have heretofore occurred and, as a result, in such cases no additional Transfers or Assumptions by any member of the Everest Group or the Newco Group, as applicable, shall be deemed to occur with respect thereto pursuant to this Agreement. Moreover, to the extent that any Subsidiary of Everest or Newco, as applicable, is liable for any Everest Retained Liability or any Newco Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Everest Group or the Newco Group, as applicable, to Assume such Liability in connection with the operation of Section 2.1(c) and, accordingly, no other member of such Group shall Assume such Liability in connection with Section 2.1(c). The Parties agree that, as of the Separation Effective Time, each of Newco and Everest, as applicable, shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto (subject to Section 2.2 and Section 2.5(a)), and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement. The Parties further agree that, except as otherwise specifically provided in the Separation Plan, no Assets or Liabilities of any Entity that is not a wholly owned Subsidiary shall be Transferred or Assumed pursuant to Section 2.1, but instead any Transfer or Assumption with respect to such Entity shall be implemented by means of a Transfer of the equity interests in such Entity.

Section 2.2               Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.1(a) and (b):

(a)           Any Contract (or category of Contract, where applicable and described on Schedule 2.2(a)) that is listed on Schedule 2.2(a) (a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Separation Effective Time, so that each of Everest or Newco or the members of their respective Group as of the Separation Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any such Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended to effect an assignment or other transfer) by its terms (including any terms imposing Consent requirements or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled, subject to Section 2.5), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of Everest or Newco (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, Everest or Newco, as applicable, for which such Shared Contract is, as applicable, an Everest Retained Asset or Newco Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Separation Effective Time, take such other reasonable and permissible actions to cause such member of the Newco Group or the Everest Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Newco Business or the Everest Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned (or amended to allow such assignment) to a member of the applicable Group pursuant to this Section 2.2 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2; provided that the Party for which such Shared Contract is an Everest Retained Asset or a Newco Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate Contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.2(a); provided that, the Party for which such Shared Contract is, as applicable, an Everest Retained Asset or Newco Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.2(a).

(b)           Each of Everest and Newco shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Separation Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Legal Requirement or good faith resolution of a Tax Contest).

Section 2.3               Intercompany Accounts. Each Intercompany Account shall be satisfied, settled or otherwise terminated by the relevant members of the Everest Group and the Newco Group no later than the Separation Effective Time with no further liability of any member of either the Everest Group or the Newco Group in a manner determined by Everest.

Section 2.4               Intercompany Contracts. No member of the Everest Group or the Newco Group shall be liable to any member of the other Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and any member of the other Group existing at or prior to the Separation Effective Time (other than, pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third-Party Agreements, as set forth in Section 4.1(b) or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and Everest and Newco, on behalf of the themselves and each member of their Group, hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it or any member of its Group and any member of the other Group effective as of the Separation Effective Time (other than as set forth on Schedule 2.4, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third-Party Agreements, as set forth in Section 4.1(b) or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby). With respect to the items set forth on Schedule 2.4, the Parties agree that any applicable covenants or other provisions specifically set forth on such Schedule 2.4 shall apply.

Section 2.5               Transfers of Assets Not Effected at or Prior to the Separation Effective Time; Transfers Deemed Effective as of the Separation Effective Time.

(a)           To the extent that any Transfers contemplated by this Article II shall not have been consummated in accordance with the Separation Plan at or prior to the Separation Effective Time, Everest and Newco shall use commercially reasonable efforts to effect such Transfers as promptly following the Separation Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets which by their terms or operation of Legal Requirements cannot be Transferred; provided, however, that each of the Everest Group and the Newco Group shall cooperate and use their respective commercially reasonable efforts to seek to obtain, in accordance with applicable Legal Requirement, any necessary Consents or Governmental Authorizations for the Transfer of all Assets contemplated to be Transferred pursuant to this Article II to the fullest extent permitted by applicable Legal Requirements; provided, further, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Consent or Governmental Authorization is required. In the event that any such Transfer of Assets has not been consummated, from and after the Separation Effective Time, the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto). In addition, the Party retaining such Asset (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Legal Requirements, such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Legal Requirements, in the same position as if such Asset had been Transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset, are to inure from and after the Separation Effective Time to the relevant member or members of the Everest Group or the Newco Group entitled to the receipt of such Asset. If and when the Consents, Governmental Authorizations and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset pursuant to this Section 2.5(a), are obtained or satisfied, the Transfer of the applicable Asset shall, except as otherwise set forth in the Separation Plan, be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.1) and/or the applicable Ancillary Agreement. The Parties’ obligations under this Section 2.5(a) shall terminate (i) on the date that is 18 months after the Separation Effective Time with respect to any Assets other than Contracts, and (ii) with respect to Contracts, the date that the applicable Contract expires or terminates in accordance with its terms (as in effect at the Separation Effective Time).

(b)           In retaining any Asset due to the deferral of the Transfer of such Asset pursuant to Section 2.5(a), Everest or Newco (or relevant member of its Group) shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of, in connection with and relating to such retained Asset.

(c)           With respect to Assets described in Section 2.5(a), each of Everest and Newco shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes the deferred Assets as assets having been Transferred to and owned by the Party (or applicable member of its Group) entitled to such Assets as of the Separation Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Legal Requirements or good faith resolution of a Tax Contest).

Section 2.6               Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments reasonably necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its Transferred Assets and the valid and effective Assumption by the applicable Party of Liabilities it has Assumed for Transfers and Assumptions to be effected pursuant to applicable Legal Requirements, in such form as reasonably determined by Everest, including the Transfer of real property by deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. All Conveyancing and Assumption Instruments shall be prepared, executed and delivered in a manner reasonably determined by Everest. The Conveyancing and Assumption Instruments shall not contain (i) any indemnities that conflict with this Agreement or (ii) any representations or warranties and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to equity and, only to the extent required by applicable Legal Requirement, by notation on public registries.

Section 2.7               Ancillary Agreements.

(a)           Concurrently with the execution and delivery of this Agreement, the Parties have executed and delivered the Employee Matters Agreement. At or prior to the Separation Effective Time, each of Everest, Newco and Athena shall execute and deliver the other Ancillary Agreements (in each case to the extent to which it is a party), to be effective at the Separation Effective Time or the Effective Time, as applicable.

(b)           As promptly as reasonably practicable after the date of this Agreement, the Parties shall (i) negotiate in good faith to agree upon definitive terms of certain arrangements described on Schedule 2.7(b)(i) in substantial conformance with the arrangements described on such schedule together with such other terms or conditions reasonably agreed upon by the Parties, (ii) negotiate in good faith to agree upon terms of certain leasing, services and supply arrangements described on Schedule 2.7(b)(ii), (iii) negotiate in good faith to implement certain arrangements described on Schedule 2.7(b)(iii) and (iv) negotiate in good faith to implement a mutually satisfactory distributorship or other business arrangement between the Parties to facilitate the continued conduct, transition or wind-down of the Newco Business and/or the Everest Retained Business in the jurisdictions described on Schedule 2.7(b)(iv).

Section 2.8               Further Assurances.

(a)           In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall cooperate with each other in good faith and use (and shall cause its respective Group to use) commercially reasonable efforts, at and after the Separation Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Without limiting the foregoing, at and after the Separation Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party (except as provided in Section 2.5(b)) from and after the Separation Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.

(c)           Without limiting the foregoing, in the event that after the Separation Effective Time any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) to which another Party is entitled pursuant to this Agreement, such Party agrees to promptly Transfer, or cause to be Transferred such Asset to such other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset shall be held in accordance with the provisions of Section 2.5.

(d)           After the Separation Effective Time, each Party (or any member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Separation Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.8(d), open all mail, packages, electronic mail and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 8.5. The provisions of this Section 2.8(d) are not intended to, and shall not be deemed to, constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

Section 2.9               Guarantees; Credit Support Instruments.

(a)           Except as otherwise specified in any Ancillary Agreement, at or prior to the Separation Effective Time or as soon as reasonably practicable thereafter, (i) Everest shall (with the reasonable cooperation of the applicable member of the Newco Group) use reasonable best efforts to have each member of the Newco Group removed as guarantor of or obligor for any Everest Retained Liability to the fullest extent permitted by applicable Legal Requirement, including in respect of those guarantees set forth on Schedule 2.9(a)(i), to the extent that they relate to Everest Retained Liabilities and (ii) Newco shall (with the reasonable cooperation of the applicable member of the Everest Group) use reasonable best efforts to have each member of the Everest Group removed as guarantor of or obligor for any Newco Liability, to the fullest extent permitted by applicable Legal Requirement, including in respect of those guarantees set forth on Schedule 2.9(a)(ii), to the extent that they relate to Newco Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Guaranty Release is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b)           Without limitation of Section 2.9(a), at or prior to the Separation Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):

(i)      of any member of the Everest Group, Newco shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is reasonably agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Newco would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii)      of any member of the Newco Group, Everest shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is reasonably agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Everest would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)           If Everest or Newco is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.9, (i) Everest, to the extent a member of the Everest Group, has assumed the underlying Liability with respect to such guaranty or Newco, to the extent a member of the Newco Group, has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor from and against any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article IV) and shall, or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Everest and Newco, on behalf of themselves and the members of their respective Group, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which the other Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

(d)           Everest and Newco shall cooperate and Newco shall use reasonable best efforts to replace all Credit Support Instruments issued by Everest or other members of the Everest Group on behalf of or in favor of any member of the Newco Group or the Newco Business (the “Everest CSIs”) as promptly as reasonably practicable with Credit Support Instruments from Newco or a member of the Newco Group as of the Separation Effective Time. With respect to any Everest CSIs that remain outstanding after the Separation Effective Time, (i) Newco shall, and shall cause the members of the Newco Group to, jointly and severally indemnify and hold harmless the Everest Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Everest CSIs in accordance with the terms thereof; (ii) Newco shall reimburse the applicable member of the Everest Group for all reasonable and documented out-of-pocket expenses incurred by it arising out of or related to any such Credit Support Instrument; and (iii) without the prior written consent of Everest, Newco shall not, and shall not permit any member of the Newco Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which Everest or any member of the Everest Group has issued any Credit Support Instruments which remain outstanding. Neither Everest nor any member of the Everest Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Newco Group or the Newco Business after the expiration of any such Credit Support Instrument.

(e)           Everest and Newco shall cooperate and Everest shall use reasonable best efforts to replace all Credit Support Instruments issued by Newco or other members of the Newco Group on behalf of or in favor of any member of the Everest Group or the Everest Retained Business (the “Newco CSIs”) as promptly as reasonably practicable with Credit Support Instruments from Everest or a member of the Everest Group as of the Separation Effective Time. With respect to any Newco CSIs that remain outstanding after the Separation Effective Time, (i) Everest shall, and shall cause the members of the Everest Group to, jointly and severally indemnify and hold harmless the Newco Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Newco CSIs in accordance with the terms thereof; (ii) Everest shall reimburse the applicable member of the Newco Group for all reasonable and documented out-of-pocket expenses incurred by it arising out of or related to any such Credit Support Instrument; and (iii) without the prior written consent of Newco, Everest shall not, and shall not permit any member of the Everest Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which Newco or any member of the Newco Group has issued any Credit Support Instruments which remain outstanding. Neither Newco nor any member of the Newco Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Everest Group or the Everest Retained Business after the expiration of any such Credit Support Instrument.

Section 2.10            Athena Guarantee. Following the Closing, Athena unconditionally, absolutely and irrevocably guarantees to Everest the prompt payment, in full, when due, of any payment obligations of all members of the Newco Group under this Agreement, the Merger Agreement and the Ancillary Agreements after the Closing and the prompt performance, when due, of all other obligations of any member of the Newco Group under this Agreement, the Merger Agreement and the Ancillary Agreements after the Closing. Athena’s obligations to Everest under this Section 2.10 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and Athena hereby expressly waives any defense to its obligations under this Section 2.10, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that Everest seek recovery directly from any member of the Newco Group in respect of the Guaranteed Obligations.

Section 2.11            Disclaimer of Representations and Warranties.

(a)           EACH OF THE PARTIES (ON BEHALF OF ITSELF AND EACH MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OR ENCUMBRANCES OF, AS TO NON-INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY OR ITS GROUP, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY OR ITS GROUP, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER ENCUMBRANCE AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY LEGAL REQUIREMENTS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)           Each of the Parties (on behalf of itself and each member of its Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Legal Requirements of any jurisdiction or if, under the Legal Requirements of a jurisdiction, both Everest or any member of the Everest Group, on the one hand, and Newco or any member of the Newco Group, on the other hand, are jointly or severally liable for any Everest Liability or any Newco Liability, respectively, then the Parties intend that, notwithstanding any provision to the contrary under the Legal Requirements of such jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including any disclaimer of representations and warranties, allocation of Liabilities among the Parties and their respective Groups, releases and indemnification of Liabilities) shall prevail for any and all purposes among the Parties and their respective Groups.

(c)           Everest hereby waives compliance by itself and each and every member of the Everest Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Everest Retained Assets to Everest or any member of the Everest Group.

(d)           Newco hereby waives compliance by itself and each and every member of the Newco Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Newco Assets to Newco or any member of the Newco Group.

Section 2.12            Cash Management. From the date of this Agreement until the Cut-Off Time, Everest and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all Cash Equivalents generated by the Newco Business and the Newco Assets in accordance with Everest’s cash management systems. Subject to any adjustment in accordance with Section 3.3, all Cash Equivalents held by any member of the Newco Group as of the Cut-Off Time shall be a Newco Asset and all Cash Equivalents held by any member of the Everest Group as of the Cut-Off Time shall be an Everest Retained Asset. Everest shall cause the Newco Group to have at least $45,000,000 in Cash Equivalents as of immediately prior to the Separation Effective Time. Everest shall provide Athena with an estimate of the estimated Cash Equivalents of the Newco Group as of the Cut-Off Time at least ten (10) Business Days prior to the Separation Effective Time.

Section 2.13            Non-Compete.

(a)

(i)      For a period of three (3) years following the Separation Effective Time, without the prior written consent of Everest, Athena agrees not to, and not to permit any of its Group to, engage in, manage or operate, anywhere in the world, or own an equity interest in any Person who engages in, manages or operates anywhere in the world, in any business that directly competes with the Athena Restricted Business (a “Competing Athena Business”); provided, however, that nothing herein shall preclude Athena or any of its Group from:

(1)          acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Athena Business if such Competing Athena Business generated less than five percent (5%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(2)          owning ten percent (10%) or less of the outstanding securities of any Person whose shares are listed on a stock exchange; provided, that such shares are held for passive investment purposes only and none of the Athena Companies exercise control of (or otherwise manage, operate or engage in the Competing Athena Business of) such Person;

(3)          acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is (directly or indirectly through controlled Affiliates) engaged in a Competing Athena Business if (A) such Competing Athena Business generated five percent (5%) or more (but in no event greater than twenty percent (20%)) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Athena, within one (1) year after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of, a sufficient portion of the Competing Athena Business of such Person such that the restrictions set forth in this Section 2.13(a)(i) would not operate to restrict such ownership;

(4)          exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Transaction Documents; or

(5)          entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Athena Business, if such joint venture, partnership or other strategic business relationship does not engage in the Competing Athena Business.

(ii)      The parties acknowledge that the restrictions contained in this Section 2.13(a) are reasonable in scope and duration. The parties further acknowledge that the restrictions contained in this Section 2.13(a) are necessary to protect Everest’s significant interest in the Athena Restricted Business, including its goodwill. It is the desire and intent of the parties that the provisions of this Section 2.13(a) be enforced to the fullest extent permissible under applicable Legal Requirements. If any covenant in this Section 2.13(a) is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a Governmental Body of competent jurisdiction, the parties agree that: (i) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 2.13(a) in any situation in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the Governmental Body making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 2.13(a) enforceable to the fullest extent permitted by applicable Legal Requirements; and (iii) the restrictive covenants set forth in this Section 2.13(a) will be enforceable as so modified.

For purposes hereof, “Athena Restricted Business” means the businesses of manufacturing, distribution and sale of the products described in the terms “Water” and “Downstream Field” as defined in the Intellectual Property Matters Agreement.

(b)

(i)      For a period of three (3) years following the Separation Effective Time, without the prior written consent of Athena, Everest agrees not to, and not to permit any of its Group to, engage in, manage or operate, anywhere in the world, or own an equity interest in any Person who engages in, manages or operates anywhere in the world, in any business that directly competes with the Everest Restricted Business (a “Competing Everest Business”); provided, however, that nothing herein shall preclude Everest or any of its Group from:

(1)          acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Everest Business if such Competing Everest Business generated less than five percent (5%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(2)          owning ten percent (10%) or less of the outstanding securities of any Person whose shares are listed on a stock exchange; provided, that such shares are held for passive investment purposes only and none of the Everest Group exercise control of (or otherwise manage, operate or engage in the Competing Everest Business of) such Person;

(3)          acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is (directly or indirectly through controlled Affiliates) engaged in a Competing Everest Business if (A) such Competing Everest Business generated five percent (5%) or more (but in no event greater than twenty percent (20%)) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Everest, within one (1) year after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of, a sufficient portion of the Competing Everest Business of such Person such that the restrictions set forth in this Section 2.13(b)(i) would not operate to restrict such ownership;

(4)          exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Transaction Documents; or

(5)          entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Everest Business, if such joint venture, partnership or other strategic business relationship does not engage in the Competing Everest Business.

(ii)      The parties acknowledge that the restrictions contained in this Section 2.13(b) are reasonable in scope and duration. The parties further acknowledge that the restrictions contained in this Section 2.13(b) are necessary to protect Athena’s significant interest in the Everest Restricted Business, including its goodwill. It is the desire and intent of the parties that the provisions of this Section 2.13(b) be enforced to the fullest extent permissible under applicable Legal Requirements. If any covenant in this Section 2.13(b) is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a Governmental Body of competent jurisdiction, the parties agree that: (i) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 2.13(b) in any situation in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the Governmental Body making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 2.13(b) enforceable to the fullest extent permitted by applicable Legal Requirements; and (iii) the restrictive covenants set forth in this Section 2.13(b) will be enforceable as so modified.

For purposes hereof, “Everest Restricted Business” means the businesses of manufacturing, distribution and sale of the products described in the term “Upstream Field” as defined in the Intellectual Property Matters Agreement.

(c)           No Restrictions on Athena Business. The Parties acknowledge and agree that, notwithstanding anything in this Agreement or otherwise, nothing in this Agreement (including this Section 2.13) prohibits or restricts Athena or any of its Affiliates (other than Newco or its Subsidiaries), on or after the Effective Time, in any manner whatsoever, from engaging in any business of Athena or any such Affiliate in any area or market with respect to any equipment (such as, for example and without limitation, pumps, valves, filters, seals, bearings, rotating and reciprocating machinery and components) and related after-market services, digital hardware, software, analytics and services, including the development, manufacture, use, sale, offering for sale, marketing, promotion, distribution, importation, exportation, maintenance, commercialization and exploitation of any of the foregoing.

Article III

THE DISTRIBUTION

Section 3.1               Form of Distribution.

(a)           Everest shall elect, in its sole discretion, to effect the Distribution in the form of either (i) the Spin-Off or (ii) the Exchange Offer, including any Clean-Up Spin-Off. Everest shall provide written notice to Athena of the form of the Distribution no later than forty-five (45) days from the date of this Agreement.

(b)           If Everest elects to effect the Distribution in the form of the Spin-Off, the Everest Board (or a committee of the Everest Board acting pursuant to delegated authority), in accordance with all applicable Legal Requirements, shall set the Record Date and the Distribution Date, and Everest shall establish appropriate procedures in connection with the Distribution, and shall declare, make and otherwise effectuate the Distribution, in accordance with all applicable Legal Requirements. In connection with the Spin-Off, all shares of Newco Common Stock held by Everest as of immediately prior to the Separation Effective Time will be distributed to Record Holders in the manner determined by Everest.

(c)           If Everest elects to effect the Distribution in the form of the Exchange Offer, Everest shall determine the terms and conditions of the Exchange Offer, including the number of shares of Newco Common Stock that will be offered for each validly tendered share of Everest Common Stock, the period during which the Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of the Exchange Offer, which terms and conditions shall comply with all applicable Legal Requirements. In the event Everest’s stockholders subscribe for less than all of the Newco Common Stock in the Exchange Offer, Everest shall consummate the Clean-Up Spin-Off on the Distribution Date immediately following consummation of the Exchange Offer, and the Record Date for the Clean-Up Spin-Off shall be set as of such date in the same manner as provided in Section 3.1(a). The terms and conditions of any Clean-Up Spin-Off shall be as determined by Everest (provided that any shares of Newco Common Stock that are not subscribed for in the Exchange Offer must be distributed to Everest’s stockholders in the Clean-Up Spin-Off) and shall comply with all applicable Legal Requirements.

(d)           Upon the consummation of the Distribution, Everest will deliver to the transfer agent or Exchange Agent, as applicable, a book-entry authorization representing the shares of Newco Common Stock being distributed in the Distribution for the account of the Everest stockholders that are entitled thereto. The transfer agent or Exchange Agent will hold such book-entry shares for the account of the Everest stockholders pending the Merger (as defined in the Merger Agreement), as provided in Section 1.6 of the Merger Agreement. Immediately after the time of the Distribution and prior to the Effective Time, the shares of Newco Common Stock will not be transferable and the transfer agent for the shares of Newco Common Stock will not transfer any shares of Newco Common Stock. The Distribution will be deemed to be effective upon written authorization from Everest to the transfer agent or the Exchange Agent.

(e)           The Parties shall keep each other reasonably informed with respect to the transactions contemplated by this Section 3.1 in order to coordinate the timing of such transactions to the extent reasonably practicable and desirable and otherwise consistent with the other provisions of this Section 3.1.

(f)            Notwithstanding anything to the contrary in this Agreement, without any further action required by any Party, effective as of immediately prior to the Effective Time, Section 3.1(b) through Section 3.1(e) shall automatically terminate and be of no further force and the Parties shall cease to have any rights or obligations thereunder.

(g)           Nothing under this Section 3.1 shall be deemed to limit or affect the Parties’ rights and obligations under the Merger Agreement.

Section 3.2               Conditions to the Distribution. The obligations of Everest to effect the Distribution pursuant to this Agreement shall be subject to the fulfillment, or waiver, at or prior to the Separation Effective Time of each the following conditions:

(a)           the Newco Contribution (including the execution and delivery of the Ancillary Agreements) shall have been consummated;

(b)           Everest shall have received the Cash Payment from Newco; and

(c)           each of the conditions in Articles VI and VII of the Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Distribution and/or the Merger; provided that such conditions are capable of being satisfied at such time).

Section 3.3               Net Debt Adjustment.

(a)           Promptly following the Distribution Date, but in no event later than ninety (90) days thereafter, Newco shall, at its expense, prepare and submit to Everest a proposed statement (the “Proposed Statement”) setting forth Newco’s calculation of (i) the Cash Equivalents of the Newco Group and (ii) the Newco Debt, in each case, as of 11:59 p.m. on the day prior to the Distribution Date (but giving effect (regardless of whether occurring prior to the Cut-Off Time) to the receipt of the Newco Financing and the payment of the Cash Payment) (the “Cut-Off Time,” and such calculation of the Cash Equivalents of the Newco Group and the Newco Debt, the “Proposed Closing Cash” and the “Proposed Closing Indebtedness”, respectively) and (iii) the Tax Amount as of immediately prior to the Separation Effective Time (the “Proposed Tax Amount”). In the event Everest disputes any matter set forth in the Proposed Statement, Everest shall notify Newco in writing of its objections within forty-five (45) days after receipt of the Proposed Statement, and shall set forth, in writing and in reasonable detail, the reasons for Everest’s objections (the “Notice of Objections”); provided, however, that such forty-five (45) day period shall be tolled for any period during which Newco shall fail to make available to Everest all books, records, documents and work papers required to be made available to Everest under Section 3.3(g). If Everest fails to deliver such Notice of Objections within such time, Everest shall be deemed to have accepted the Proposed Statement and the matters set forth therein. To the extent Everest does not object within the time period contemplated by this Section 3.3 to a matter set forth in the Proposed Statement, Everest shall be deemed to have accepted Newco’s calculation in respect of the matter and the matter shall not be considered to be in dispute. Everest and Newco shall endeavor to resolve any disputed matters within thirty (30) days after Newco’s receipt of any Notice of Objections. If Everest and Newco are unable to resolve the disputed matters for any reason, Everest and Newco jointly shall, as soon as practicable and in any event within fifteen (15) days after the expiration of such thirty (30) day period, engage the Independent Accounting Firm to resolve the matters in dispute in a manner consistent with this Section 3.3(a). Any dispute with respect to the scope of the matters to be resolved by the Independent Accounting Firm pursuant to this Section 3.3(a) shall be resolved in accordance with Article VII and Section 8.14 not by the Independent Accounting Firm. Promptly after joint engagement of the Independent Accounting Firm, Everest and Newco shall provide the Independent Accounting Firm with a copy of this Agreement, the Proposed Statement and the Notice of Objections. Within fifteen (15) days of the engagement of the Independent Accounting Firm for the purposes of this Section 3.3, each of Everest and Newco shall deliver to the Independent Accounting Firm and to each other simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different from the position set forth in or contemplated by the Proposed Statement or the Notice of Objections, but may not be outside of the range of the Proposed Statement or the Notice of Objections, as applicable).

The Independent Accounting Firm may request additional information solely to the extent necessary to resolve the matter in dispute from either such Party, but absent such a request no Party may make (nor permit any of its Representatives to make) any additional submission to the Independent Accounting Firm or otherwise communicate with the Independent Accounting Firm, and in no event shall a Party (i) communicate (or permit any of its Representatives to communicate) with the Independent Accounting Firm without providing the other Party with a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Representatives to make) a written submission to the Independent Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Independent Accounting Firm shall have thirty (30) days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 3.3(a) and to deliver its written determination, acting as an arbitrator, with respect to each of the items in dispute submitted to it for resolution, as well as its determination of the Newco Debt and the Cash Equivalents of the Newco Group as described above, as well as the Tax Amount. The Independent Accounting Firm shall resolve the differences regarding the Party’s submissions based solely on the information provided to the Independent Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review, and the Independent Accounting Firm may not assign a value for Newco Debt, the Cash Equivalents of the Newco Group, or the Tax Amount, in each case, greater than the greatest value claimed for an item by either Party or smaller than the smallest value for such item claimed by the other Party. The determination of the Independent Accounting Firm and any required adjustments resulting therefrom shall be final, conclusive and binding on all of the Parties hereto. The fees and expenses of the Independent Accounting Firm shall be allocated between and borne by the Parties based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm; provided that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 3.3(a), the other Party’s outside counsel or fees of any Representatives.

(b)           The Newco Debt as of the Cut-Off Time and the Cash Equivalents of the Newco Group as of the Cut-Off Time (in each case giving effect (regardless of whether occurring prior to the Cut-Off Time) to the receipt of the Newco Financing and the payment of the Cash Payment), in each case as finally determined pursuant to this Section 3.3 (whether by failure of Everest to deliver notice of objection, by agreement of Everest and Newco or by determination of the Independent Accounting Firm) are referred to herein as, respectively, the “Final Closing Indebtedness” and “Final Closing Cash.” The Tax Amount, as finally determined pursuant to this Section 3.3 (whether by failure of Everest to deliver notice of objection, by agreement of Everest and Newco or by determination of the Independent Accounting Firm) is referred to herein as the “Final Tax Amount.”

(c)           The Proposed Closing Indebtedness and the Final Closing Indebtedness, and the Proposed Closing Cash and the Final Closing Cash, shall each be determined in accordance with the definitions in this Agreement (including Cash Equivalents and Indebtedness) and to the extent not inconsistent therewith, GAAP (applied consistently with the principles applied to the Newco Business Financial Statements), subject to the adjustments described above to give effect (regardless of whether occurring prior to the Cut-Off Time) to the receipt of the Newco Financing and the payment of the Cash Payment.

(d)           Not later than five (5) Business Days after the determination of the Final Closing Indebtedness, the Final Closing Cash, and the Final Tax Amount, a payment by wire transfer in respect thereof shall be made as follows:

(i)      If the Net Debt Adjustment is negative, such amount shall be paid to Newco by Everest;

(ii)      If the Net Debt Adjustment is positive, such amount shall be paid to Everest by Newco; and

(iii)      If the Net Debt Adjustment is zero, no payment by any Party shall be due.

(e)           For purposes of this Agreement, “Net Debt Adjustment” shall mean an amount equal to (i) $480 million plus (ii) the Final Closing Cash, plus (iii) the Final Tax Amount, minus (iv) the Final Closing Indebtedness, which sum of (i) through (iv) can be either a positive or negative number or zero.

(f)            Any payment pursuant to Section 3.3(d) shall be made in immediately available funds by wire transfer to a bank account designated in writing by the Party entitled to receive the payment. For Tax purposes, (i) any such payment to Everest by Newco shall be treated as an increase in the Cash Payment, and (ii) any such payment to Newco by Everest shall be treated as a decrease to the Cash Payment to the extent thereof (with any excess treated in the manner provided under Section 8.17).

(g)           Newco shall provide reasonable access to Everest and, if applicable, to the Independent Accounting Firm, to the books, records, documents and work papers (subject to, in the case of independent accountant work papers, Everest or the Independent Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) (i) transferred by members of the Everest Group to Newco in connection with the Internal Restructuring and the Distribution and any of the other transactions contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements or otherwise in the possession of the Newco Group as of the Closing, or (ii) created or prepared by or for Newco in connection with the preparation of the Proposed Statement and the calculation of the Proposed Closing Indebtedness, the Proposed Closing Cash, the Proposed Tax Amount, and the other matters contemplated by this Section 3.3.

Article IV

INDEMNIFICATION

Section 4.1               Release of Pre-Distribution Claims.

(a)           Except (i) as provided in Section 4.1(b):

(i)      Everest, for itself and each member of the Everest Group, as of the Separation Effective Time and, to the extent permitted by law, all Persons who at any time prior to the Separation Effective Time were directors, officers, agents or employees of any member of the Everest Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Newco and the other members of the Newco Group and all Persons who at any time prior to the Separation Effective Time were stockholders, directors, officers or employees of any member of the Newco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Separation Effective Time, including in connection with the Internal Restructuring and the Distribution and any of the other transactions contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements (such Liabilities, the “Everest Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Legal Proceeding against any member of the Newco Group in respect of any Everest Released Liabilities; provided, however, that nothing in this Section 4.1(a)(i) shall relieve any Person released in this Section 4.1(a)(i) who, after the Separation Effective Time, is a director, officer or employee of any member of the Newco Group and is no longer a director, officer or employee of any member of the Everest Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Newco Group after the Separation Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Everest or any member of the Everest Group from commencing any Legal Proceedings against any Newco Group officer, director, agent or employee, or his or her respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Everest Know-How or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(ii)      Each of Athena and Newco, for itself and each member of its respective Group as of the Separation Effective Time and, to the extent permitted by law, all Persons who at any time prior to the Separation Effective Time were directors, officers, agents or employees of any member of the Newco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Everest and the other members of the Everest Group and all Persons who at any time prior to the Separation Effective Time were stockholders, directors, officers or employees of any member of the Everest Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Separation Effective Time, including in connection with the Internal Restructuring and the Distribution and any of the other transactions contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements (such Liabilities, the “Newco Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Legal Proceeding against any member of the Everest Group in respect of any Newco Released Liabilities. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Athena or any member of the Athena Group from commencing any Legal Proceedings against any Everest Group officer, director, agent or employee, or his or her respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Newco Know-How or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(b)           Nothing contained in this Agreement, including Section 4.1(a), Section 2.3 or Section 2.4, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, the Merger Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or in any Ancillary Agreement to continue in effect after the Separation Effective Time. In addition, nothing contained in Section 4.1(a) shall release any Person from:

(i)      any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Everest, any Everest Retained Liability and (B) with respect to Newco, any Newco Liability;

(ii)      any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Separation Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii)      any Liability with respect to any Continuing Arrangements;

(iv)      any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for claims brought against the Parties by third parties, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements or Continuing Arrangements; and

(v)      any Liability the release of which would result in a release of any Person other than the Persons released in Section 4.1(a); provided that the Parties agree not to bring any Legal Proceeding or permit any other member of their respective Group to bring any Legal Proceeding against a Person released in Section 4.1(a) with respect to such Liability.

In addition, nothing contained in Section 4.1(a) shall release Everest from indemnifying any director, officer or employee of the Newco Group who was a director, officer or employee of Everest or any of its Subsidiaries prior to the Separation Effective Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Legal Proceeding with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Legal Proceeding is a Newco Liability, Newco shall indemnify Everest to the fullest extent permitted by law for such Liability (including Everest’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(c)           From and after the Separation Effective Time, each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Legal Proceeding, including any claim of indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).

(d)           From and after the Separation Effective Time, if any Person associated with a Party (including any director, officer or employee of a Party) initiates any Legal Proceeding with respect to claims released by this Section 4.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Legal Proceeding in accordance with the provisions set forth in this Article IV.

(e)           The release in this Section 4.1 includes a release of any rights and benefits with respect to such Liabilities that each Party and each member of such Party’s Group, and its successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness and each such Party nevertheless hereby intends to release the Persons described in Section 4.1(a) from the Liabilities described in Section 4.1(a).

Section 4.2               Indemnification by Everest.

(a)           In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of the Merger Agreement, this Agreement or any Ancillary Agreement, from and after the Separation Effective Time, Everest shall to the fullest extent permitted by law indemnify, defend and hold harmless the Newco Indemnitees from and against any and all Indemnifiable Losses of the Newco Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Everest Retained Liabilities, including, after the Separation Effective Time, the failure of any member of the Everest Group or any other Person to pay, perform or otherwise discharge any Everest Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Separation Effective Time; (b) any Everest Retained Asset or Everest Retained Business, whether arising prior to, at or after the Separation Effective Time; (c) any breach by Everest or any member of the Everest Group after the Separation Effective Time of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; or (d) any breach by Everest of any covenant or agreement in the Merger Agreement that survives the Closing under Section 9.3 of the Merger Agreement.

(b)           In addition, from and after the Separation Effective Time, Everest shall indemnify the Newco Indemnitees for a share of any specific Newco Environmental Liability, where said Liability is a Newco Environmental Liability pursuant to Section 1.1(111)(iii), (iv) or (v) because the Liability Primarily Relates to the Newco Business, when the Indemnifiable Losses incurred by the Newco Indemnitees for such matter exceed $1,000,000 (the “Environmental Deductible Amount”). Everest shall only be obligated to indemnify the Newco Indemnitees for its share of the Indemnifiable Losses (as determined pursuant to Section 4.10(d)) in excess of the Environmental Deductible Amount. The Newco Group member that is responsible for the Liability shall be responsible for managing the defense of the Liability and the Parties shall cooperate with each other with respect to the claim in accordance with applicable provisions of this Agreement, including Section 4.5.

Section 4.3               Indemnification by Newco Group.

(a)           In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of the Merger Agreement, this Agreement or any Ancillary Agreement, from and after the Separation Effective Time, Newco and each member of the Newco Group shall, on a joint and several basis, indemnify, defend and hold harmless the Everest Indemnitees to the fullest extent permitted by law from and against any and all Indemnifiable Losses of the Everest Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Newco Liabilities, including, after the Separation Effective Time, the failure of any member of the Newco Group or any other Person to pay, perform or otherwise discharge any Newco Liability in accordance with its respective terms, whether arising prior to, at or after the Separation Effective Time; (b) any Newco Asset or Newco Business, whether arising prior to, at or after the Separation Effective Time; (c) any breach by Newco or any member of the Newco Group or Athena Group after the Separation Effective Time of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; or (d) any breach by any member of the Newco Group or the Athena Group of any covenant or agreement in the Merger Agreement that survives the Closing under Section 9.3 of the Merger Agreement.

(b)           In addition, from and after the Separation Effective Time, Newco and each member of the Newco Group, shall, on a joint and several basis, indemnify the Everest Indemnitees for a share of any specific Everest Retained Environmental Liability, where said Liability is an Everest Retained Environmental Liability pursuant to Section 1.1(62)(iii), (v) or (vi) because the Liability Primarily Relates to the Everest Business, when the Indemnifiable Losses incurred by the Everest Indemnitees for such matter exceed the Environmental Deductible Amount. Newco shall only be obligated to indemnify the Everest Indemnitees for its share of the Indemnifiable Losses (as determined pursuant to Section 4.10(d)) in excess of the Environmental Deductible Amount. The Everest Group member that is responsible for the Liability shall be responsible for managing the defense of the Liability and the Parties shall cooperate with each other with respect to the claim in accordance with applicable provisions of this Agreement, including Section 4.5.

Section 4.4               Procedures for Indemnification.

(a)           Other than with respect to Third-Party Claims, which shall be governed by Section 4.4(b), an Everest Indemnitee or a Newco Indemnitee (each, as applicable, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, the Party which is or may be required pursuant to this Article IV to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b)           If a claim or demand is made against an Indemnitee by any Person who is not a Party or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third-Party Claim), and in reasonable detail, of the Third-Party Claim promptly (and in any event within the earlier of (x) thirty (30) days or (y) two (2) Business Days prior to the final date of the applicable response period under such Third-Party Claim) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided, however, that the failure to deliver such notices and documents of shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(c)           Other than in the case of indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.9(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third-Party Claim, to participate in the defense of any Third-Party Claim in accordance with the terms of Section 4.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (x) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third-Party Claim by the Indemnifying Party, (y) the party making such Third-Party Claim is a Governmental Body with regulatory or other authority over the Indemnitee or any of its material assets or (z) the Third-Party Claim seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business. In connection with the Indemnifying Party’s defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent materials and information (subject to Section 5.7 as applicable) in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. To the extent permitted by law, no Indemnifying Party shall settle or compromise any Third-Party Claim without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of a Legal Requirement.

(d)           If an Indemnifying Party does not (or is not entitled to) assume responsibility for defending a Third-Party Claim within the period specified in this Section 4.4, such Indemnitee may defend such Third-Party Claim. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent materials and information (subject to Section 5.7 as applicable) in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee. To the extent permitted by law, no Indemnitee may settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(e)           Except as otherwise set forth in Section 5.6 or to the extent set forth in any Ancillary Agreement, following the Closing, the indemnification provisions of this Article IV shall be the sole and exclusive remedy of any Party or member of its Group for any monetary damages or Indemnifiable Losses arising out of, relating to or resulting from this Agreement, the Merger Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby and each Party expressly waives and relinquishes any and all rights, claims or remedies such Party or any member of its Group may have with respect to the foregoing other than under this Article IV against any Indemnifying Party.

(f)            The provisions of this Article IV shall apply to Third-Party Claims that are already pending or asserted as well as Third-Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 4.4 to give a notice with respect to any Third-Party Claim that exists as of the Separation Effective Time. Neither Everest nor Athena shall, nor shall either permit any member of its Group to, file Third-Party Claims or cross-claims against the other Party or its Subsidiaries in a Legal Proceeding in which a Third-Party Claim is being resolved.

Section 4.5               Cooperation in Defense and Settlement.

(a)           With respect to any Third-Party Claim that implicates two or more Parties in any respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will appropriately preserve for all Parties any applicable Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third-Party Claim shall, upon reasonable request, be consulted with respect to matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 4.5(a) shall derogate from any Party’s rights to control the defense of any Legal Proceeding in accordance with Section 4.4.

(b)           Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or the Ancillary Agreements, with respect to any Legal Proceeding by a Governmental Body or any other Legal Proceeding against, or involving, Newco (i) where the facts and circumstances giving rise to the Legal Proceeding occurred (in whole or in part) prior to the Separation Effective Time or (ii) that would reasonably be expected to adversely impact the Everest Retained Businesses, Everest, unless not permitted by law, shall be provided reasonably prompt notice of any disclosure or submission and have, at Everest’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Legal Proceeding, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by or on behalf of Newco or Athena to any third party involved in such Legal Proceeding (including any Governmental Body). To the extent that such Legal Proceeding involves any Privileged Information or potentially Privileged Information or material in any way, such Information or material will only be submitted in accordance with Section 5.7. With regard to the matters specified in the preceding clauses (i) and (ii), which may include matters indemnifiable under Section 4.2, Everest shall have a right to consent to any compromise or settlement related thereto to the extent permitted by law.

(c)           Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or the Ancillary Agreements, with respect to any Legal Proceeding by a Governmental Body or any other Legal Proceeding against, or involving, Everest (i) where the facts and circumstances giving rise to the Legal Proceeding occurred (in whole or in part) prior to the Separation Effective Time or (ii) that would reasonably be expected to adversely impact the Newco Businesses, Newco, unless not permitted by law, shall be provided reasonably prompt notice of any disclosure or submission and have, at Newco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Legal Proceeding, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by or on behalf of Everest to any third party involved in such Legal Proceeding (including any Governmental Body). To the extent that such Legal Proceeding involves any Privileged Information or potentially Privileged Information or material in any way, such Information or material will only be submitted in accordance with Section 5.7. With regard to the matters specified in the preceding clauses (i) and (ii), which may include matters indemnifiable under Section 4.2, Newco shall have a right to consent to any compromise or settlement related thereto to the extent permitted by law.

(d)           Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or the Ancillary Agreements, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Body by Newco or its Subsidiaries (or Athena or its Subsidiaries with respect to the Newco Business) (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Separation Effective Time, except to the extent prohibited by any applicable Legal Requirement, Everest shall have the reasonable opportunity to comment on the preparation and content of any such Governmental Filing (solely with respect to those aspects that relate to the Newco Business). To the extent the Governmental Filing would involve disclosing Privileged Information that Everest provided to Newco, it will only be submitted as approved by Everest in its reasonable discretion and in accordance with Section 5.7.

(e)           The Parties each agree that at all times from and after the Separation Effective Time, if a Legal Proceeding is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Legal Proceeding is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Legal Proceeding, as soon as reasonably practicable.

Section 4.6               Indemnification Payments. Indemnification required by this Article IV shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss is incurred.

Section 4.7               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)           Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article IV shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time) and (ii) net of any proceeds actually received by the Indemnitee from any third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IV to any Indemnitee pursuant to this Article IV shall be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)           The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable in respect of the Liabilities for which indemnification may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Legal Proceedings to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 4.8               Covenant not to Sue. Each Party hereby covenants and agrees that none of it or the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Newco Liabilities by Newco or a member of the Newco Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Everest Retained Liabilities by Everest or any member of the Everest Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.9               Additional Matters; Survival of Indemnities.

(a)           The indemnity agreements contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder.

(b)           The rights and obligations of each Party and their Indemnitees under this Article IV shall survive (i) the sale or other Transfer by any Party or its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving any Party or any of its Subsidiaries.

(c)           No Party hereto shall have any right to set off any losses (including Indemnifiable Losses) under this Article IV against any payments to be made by such Party pursuant to this Agreement or any other agreement between or among the Parties, including the Merger Agreement or any of the Ancillary Agreements.

Section 4.10            Environmental Matters.

(a)           Without limiting any other provision of this Agreement, each Party agrees to provide, or cause to be provided, at any time at or after the Separation Effective Time, as soon as reasonably practicable after written request therefor, reasonable access to any non-privileged information in the possession or under the control of its respective Group and reasonable access to its employees to the extent that (i) such information relates to, or such employees have relevant knowledge regarding, specific alleged Environmental Liabilities, including the requesting Party’s alleged or potential link to environmental contamination at an Off-Site Location or real property that was allegedly owned or operated by the Everest Group and any operating group, business unit, division, Subsidiary, line of business or investment of Everest or any of its Subsidiaries (including, prior to the Separation Effective Time, any member of the Newco Group) prior to the Separation Effective Time; or (ii) such information relates to, or such employees have relevant knowledge regarding, the impact that any alleged Environmental Liability could have on the operations, activities or liability exposure of the requesting Party; and (iii) the information and access to employees can be provided without significant disruption to the respective Group’s business or operations.

(b)

(i)      Newco shall use commercially reasonable efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause Newco or the appropriate Subsidiary of Newco to be fully substituted for Everest or other member of the Everest Group with respect to: (i) any order, decree, judgment, agreement or Legal Proceeding with respect to Newco Environmental Liabilities that are in effect as of the Separation Effective Time; or (ii) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Newco Assets. Newco shall inform the applicable Governmental Body about its assumption of the Environmental Liabilities associated with the matters covered by this Section 4.10(b) and request that the Governmental Bodies direct all communications, requirements, notifications and/or official letters related to such matters to Newco. Everest shall use its commercially reasonable efforts to provide necessary assistance or signatures to Newco to achieve the purposes of this Section 4.10(b).

(ii)      Until such time as Newco and Everest complete the substitutions outlined in Section 4.10(b)(i) above, Newco shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in Everest’s name relating to the Newco Assets and the Newco Environmental Liabilities.

(c)

(i)      Everest shall use commercially reasonable efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause Everest or the appropriate Subsidiary of Everest to be fully substituted for Newco or other member of the Newco Group with respect to: (i) any order, decree, judgment, agreement or Legal Proceeding with respect to Everest Retained Environmental Liabilities that are in effect as of the Separation Effective Time; or (ii) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Everest Retained Assets. Everest shall inform the applicable Governmental Body about its assumption of the Environmental Liabilities associated with the matters covered by this Section 4.10(c) and request that the Governmental Bodies direct all communications, requirements, notifications and/or official letters related to such matters to Everest. Newco shall use its commercially reasonable efforts to provide necessary assistance or signatures to Everest to achieve the purposes of this Section 4.10(c).

(ii)      Until such time as Everest and Newco complete the substitutions outlined in Section 4.10(c)(i) above, Everest shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in Newco’s name relating to the Everest Retained Assets and the Everest Retained Environmental Liabilities.

(d)           For any Environmental Liability that is a Newco Environmental Liability or an Everest Retained Environmental Liability because the Liability Primarily Relates to the Newco Business or the Everest Retained Business, respectively, a determination shall be made in each case as to what percentage of the Liability should be attributed to the Newco Group and the Everest Group, respectively. The determination of these shares shall be made on a fair and objective basis as is customary when allocating the specific liability at issue, including, but not limited to, consideration of the factors identified in the definition of “Primarily Relates.” The Parties shall work cooperatively to establish the appropriate shares with respect to any such Liability; provided that the foregoing shall not limit any Party’s rights under this Agreement if the Parties cannot so agree. The allocation of shares between the Newco Group and the Everest Group shall be relevant in assessing the indemnification obligation of the Party as to which said Liability is not Primarily Related pursuant to Section 4.2 or Section 4.3, respectively.

Article V

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 5.1               Preservation of Corporate Records.

(a)           Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing Records or access to Information to another Party under this Article V shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall include the costs of any discovery vendor but shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.

(b)           From and after the Effective Time, except as otherwise required or agreed upon in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 5.3, each Party shall use commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Everest or such other member of the Everest Group, respectively, as in effect immediately prior to the Distribution, including pursuant to any “litigation hold” issued by Everest or any of its Subsidiaries prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Legal Requirement, (iii) the concluding date of any period during which such Information relates to a pending or threatened Legal Proceeding which is known to the members of such Party’s Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Body which is known to the members of such Party’s Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Legal Proceeding arising after the Effective Time, clause (iii) of this sentence applies only to the extent that whichever member of the applicable Party or its Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “litigation hold” by the other Party of the relevant pending or threatened Legal Proceeding. The Parties hereto agree that from and after the Effective Time, upon written request from the other that certain Information relating to the Newco Business, the Everest Retained Businesses or the transactions contemplated hereby be retained in connection with a Legal Proceeding, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

(c)           Everest and Newco intend that any transfer between Everest and Newco (including between their attorneys, Representatives and agents), of Information that is subject to the protections of the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege and will be completed in accordance with Section 5.7.

Section 5.2               Financial Statements and Accounting. Each of (x) the members of the Everest Group and (y) the members of the Athena Group agrees to provide the following reasonable assistance and, subject to Section 5.6, reasonable access to its properties, Records, other Information and personnel set forth in this Section 5.2, from the Effective Time until Everest’s or Athena’s (as applicable) Form 10-K filing deadline for the end of the first full fiscal year occurring after the Effective Time (the “Applicable Period”), (i) in connection with the preparation and review or audit of such Party’s quarterly and annual financial statements, and the filing of such financial statements and the audit of such Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of such Party’s disclosure controls and procedures, if required, and (ii) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Body, such as in connection with responding to a comment letter from the Commission. Notwithstanding the foregoing, in the event that either such Party changes its independent auditors within one (1) year following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 5.2 for a period of up to one hundred and eighty (180) days from such change. Without limiting the foregoing, during the Applicable Period, each Party agrees as follows:

(a)           Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 5.6 and Section 5.7, (i) each of Everest and Athena shall authorize and request its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the Commission and (ii) until all governmental audits are complete, Athena will provide reasonable access during normal business hours for Everest’s internal auditors, counsel and other designated Representatives to (x) the premises of the Newco Group and all Information (and duplicating rights) within the knowledge, possession or control of the Athena and its Subsidiaries (including the Newco Group) in respect of the Newco Business and (y) the officers and employees of Athena and its Subsidiaries (including the Newco Group) in respect of the Newco Business, so that Everest may conduct reasonable audits relating to the financial statements in relation to the Newco Business.

(b)           Without limitation of Section 5.6, nothing in this Article V shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

(c)           The Parties acknowledge that Information provided under this Section 5.2 may constitute material, non-public information, and trading in the securities of a Party (or the securities of its affiliates, subsidiaries or partners) while in possession of such material, non-public material information may constitute a violation of the U.S. federal securities laws.

Section 5.3               Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article IV (in which event the provisions of such Article IV shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information in Section 5.6 and Section 5.7:

(a)           After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Athena for specific and identified Information:

(i)      that (x) relates to Newco or the Newco Business, as the case may be, prior to the Separation Effective Time or (y) is necessary for Athena and/or Newco to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Everest and/or Newco and/or Athena are parties, Everest shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Athena has a reasonable need for such originals) in the possession or control of the Everest Group, but only to the extent such items so relate and are not already in the possession or control of the Athena Group; provided that, to the extent any originals are delivered to the Athena Group pursuant to this Agreement or the Ancillary Agreements, Athena shall, at its own expense, return them to Everest within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the later of (x) the first anniversary of the Closing Date and (y) three (3) months after the earlier termination or expiration of this Agreement or the Ancillary Agreement to which the Information relates; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Everest shall not be obligated to provide such Information requested by Athena; or

(ii)      that (x) is required by Athena with regard to reasonable compliance with reporting, disclosure, filing or other Legal Requirements imposed on Athena (including under applicable securities laws) by a Governmental Body having jurisdiction over Athena, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Legal Proceeding or other similar requirements, as applicable, Everest shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Athena has a reasonable need for such originals) in the possession or control of the Everest Group, but only to the extent such items so relate and are not already in the possession or control of the Athena Group; provided that, to the extent any originals are delivered to the Athena Group pursuant to this Agreement or the Ancillary Agreements, Athena shall, at its own expense, return them to Everest within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Everest shall not be obligated to provide such Information requested by Athena.

(b)           After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Everest for specific and identified Information:

(i)      that (x) relates to Everest or the Everest Retained Business, as the case may be, prior to the Separation Effective Time or (y) is necessary for Everest to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Everest and/or Newco and/or Athena are parties, Athena shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Everest has a reasonable need for such originals) in the possession or control of the Athena Group, but only to the extent such items so relate and are not already in the possession or control of Everest; provided that, to the extent any originals are delivered to the Everest Group pursuant to this Agreement or the Ancillary Agreements, Everest shall, at its own expense, return them to Athena within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the later of (x) the first anniversary of the Closing Date and (y) three (3) months after the earlier termination or expiration of this Agreement or the Ancillary Agreement to which the Information relates; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Athena shall not be obligated to provide such Information requested by Everest; or

(ii)      that (x) is required by Everest with regard to reasonable compliance with reporting, disclosure, filing or other Legal Requirements imposed on Everest (including under applicable securities laws) by a Governmental Body having jurisdiction over Everest, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Legal Proceeding or other similar requirements, as applicable, Athena shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Everest has a reasonable need for such originals) in the possession or control of the Athena Group, but only to the extent such items so relate and are not already in the possession or control of Everest; provided that, to the extent any originals are delivered to Everest pursuant to this Agreement or the Ancillary Agreements, Everest shall, at its own expense, return them to Athena within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Athena shall not be obligated to provide such Information requested by Everest.

(c)           From and after the Effective Time, each Party shall have the right to request in writing (including on behalf of any member of its Group) that the other Parties make available for inspection any non-privileged books, records, or other documents within its control or that it otherwise has the ability to make available, to the extent such books, records or other documents may reasonably be required in connection with any Legal Proceeding or threatened or contemplated Legal Proceeding (including preparation for such Legal Proceeding) in which the Everest Group or Athena Group (with respect to the Newco Business), as applicable, may from time to time be involved, regardless of whether such Legal Proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith. Any such disclosure of books, records and documents shall be made subject to Section 5.6.

(d)           Subject to the conditions and limitations in this Article V, the Parties agree to make their respective personnel reasonably available during regular business hours to discuss any Information exchanged pursuant to this Section 5.3. Each of Everest and Athena shall inform their and their Groups’ respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated Representatives who have or have access to the other Party’s Confidential Information or other information provided this Article V of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 5.4               Witness Cooperation. At all times from and after the Effective Time, each Party shall have the right to request in writing (including on behalf of any member of its Group) that the other Party make available for consultation or witness purposes, its (or its applicable member of its Group’s) directors, officers, employees, consultants or agents (current and future and to the extent possible former) who have expertise or knowledge with respect to the other Party’s (or its Group’s) Legal Proceedings or business or products or matters in litigation or alternative dispute resolution to the extent that the requesting Party believes any such persons may reasonably be useful or required in connection with any Legal Proceeding, legal, administrative, internal investigation or other proceedings in which the requesting Party (or its Group) may from time to time be involved. Upon such request, the affected Party shall select a person or persons to provide the requested assistance after conferring in good faith to determine which person or persons should provide such assistance, and if commercially reasonable shall use its efforts to make such person or persons available. A Party providing a witness to the other Party (or its Group) under this Section 5.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable and documented out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Legal Requirements. Further, any applicable privilege or immunity will be protected and shared only in accordance with Section 5.7.

Section 5.5               Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party (or its Group) providing Information or access to Information to the other Party (or its Group) under this Article V shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable and documented out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 5.6               Confidentiality.

(a)           From and after the Effective Time, except as otherwise provided in the Ancillary Agreements, each of Everest and Athena shall hold, and shall cause their respective members of their Group and their and their Group’s respective officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Legal Requirements)), any and all Confidential Information to the extent concerning or belonging to the other Party or its Group that is provided to the other Party or its Group; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other Legal Requirements or stock exchange rules or is advised by outside counsel in connection with a Legal Proceeding brought by a Governmental Body that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party (or its Group) against any other Party (or its Group) or in respect of claims by one Party (or its Group) against the other Party (or its Group) brought in a Legal Proceeding, (iv) as necessary in order to permit a Party (or its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns or (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.2) or an Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii) or (v) above, each Party, as applicable, shall promptly notify (to the extent permissible by Legal Requirements) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information. Further, as to Privileged Information nothing in this Section 5.6 replaces or diminishes the Parties’ obligations and limitations set forth in Section 5.7.

(b)           Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Everest Group. From and after the Effective Time, each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors to comply, with all terms and conditions of any such third-party agreements entered into prior to the Separation Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c)           Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Everest’s confidential and proprietary information pursuant to policies in effect as of the Separation Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or member of its Group and their respective employees shall remain in full force and effect from and after the Separation Effective Time.

(d)           The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e)           For the avoidance of doubt and notwithstanding any other provision of this Section 5.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 5.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

Section 5.7               Privilege Matters.

(a)

(i)      The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Effective Time have been and will be rendered for the collective benefit of each of the members of the Everest Group and the Newco Group, and that each of the members of the Everest Group and the Newco Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Legal Requirement, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 5.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(ii)      The Parties recognize that legal and other professional services will be provided following the Separation Effective Time to each of Everest and Newco. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of Everest or Newco, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes or other matters which involve both Everest and Newco.

(b)           The Parties agree, notwithstanding the definition of Newco Assets, as follows:

(i)      Everest shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Everest Retained Business, whether or not the Privileged Information is in the possession or under the control of Everest or Athena or a member of their respective Group, agent, or representative of either. Everest shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Everest Retained Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under control of Everest or Athena or a member of their respective Group, agent, or representative of either.

(ii)      Athena shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Newco Business, whether or not the Privileged Information is in the possession or under the control of Everest or Athena or a member of their respective Group, agent, or representative of either. Athena shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Newco Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under control of Everest or Athena or a member of their respective Group, agent, or representative of either.

(iii)      If Everest and Athena do not agree as to whether certain information is Privileged Information, then the information shall be treated as Privileged Information, and that Party who believes such information is Privileged shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall utilize the procedures set forth in Article VII and Section 8.14 to resolve any disputes as to whether any information relates solely to the Everest Retained Business, solely to the Newco Business, or to both the Everest Retained Business and the Newco Business.

(c)           Subject to Sections 5.7(d) and 5.7(e), the Parties agree that they shall have a shared privilege or immunity with respect to all privileges not otherwise allocated pursuant to Section 5.7(b), and all privileges and immunities relating to any Legal Proceeding, claims, disputes, or other matters that involve both Everest and Athena (or one or more of the members of their respective Group).

(d)           The Parties agree that no such shared privilege or immunity may be waived by either Party or any member of its respective Group without the consent of the other Party.

(e)           If any dispute arises between Everest and Athena, or the members of their respective Group, regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or the members of their respective Group, each such Party agrees that it shall (i) negotiate with the other applicable Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party or any of the members of its Group; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not (and shall cause each member of its Group not to), without the other Party’s consent, agree to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(f)            Upon receipt by Athena or any member of its Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or immunity or as to which Everest or any member of the Everest Group has the sole right hereunder to assert a privilege or immunity or if Athena obtains knowledge that it or any member of its Group’s current or former directors, officers, agents or employees has received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Athena shall promptly provide notice to Everest of the existence of the request (which notice shall be delivered to Everest no later than three (3) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide Everest with a reasonable opportunity to review the information and to assert any rights it or they may have, including under this Section 5.7 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)           Upon receipt by Everest or by any member of the Everest Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or immunity or as to which Athena or any member of the Athena Group has the sole right hereunder to assert a privilege or immunity or if Everest obtains knowledge that it or any member of its Group’s current or former directors, officers, agents or employees has received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Everest shall promptly provide notice to Athena of the existence of the request (which notice shall be delivered to Athena no later than three (3) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide Athena with a reasonable opportunity to review the information and to assert any rights it or they may have, including under this Section 5.7 or otherwise, to prevent the production or disclosure of such Privileged Information.

(h)           The Parties agree that they have or may in the future have common legal interests in the Everest Retained Liabilities and any corresponding legal rights, in the Newco Liabilities and any corresponding legal rights, in the Privileged Information and in the preservation of the protected status of the Privileged Information. The Parties have disclosed and exchanged and will disclose and exchange certain Privileged Information between and among themselves in order to further the Parties’ common legal interests.

(i)            Any furnishing of, or access to, information pursuant to this Agreement is made in reliance on the agreement of Everest, Athena and/or Newco set forth in Section 5.6 and this Section 5.7 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties further agree that (i) the exchange by Everest or Athena (or any member of its respective Group) to the other Party (or any member of its Group) of any Privileged Information that should not have been transferred pursuant to the terms of this Article V shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving (or for which a member of its Group has received) such Privileged Information shall promptly return such Privileged Information to the Party (or the applicable member of its Group) who has the right to assert the privilege or immunity.

(j)            In furtherance of, and without limitation to, the Parties’ agreement under this Section 5.7, Everest and Athena shall, and shall cause the applicable members of their respective Groups to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

(k)           In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties. The Parties agree to treat such information as Confidential Information in accordance with Section 5.6, including, but not limited to obtaining appropriate protective orders and sealing of the information to protect the Privilege as to others. The Parties agree to protect the Privileged Information to prevent waivers as to third parties to the fullest extent permitted by law.

(l)            The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Everest, Athena and/or Newco as set forth in Section 5.6 and this Section 5.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 4.5, 5.2 and 5.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 4.5 and 5.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 4.5 hereof, and the transfer of Privileged Information between the Parties and their respective members of their Group pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(m)         The provisions of this Section 5.7 shall become effective as of the Effective Time.

Section 5.8               Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article V shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 5.9               Other Agreements. The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

Article VI

INSURANCE

Section 6.1               Insurance Matters.

(a)           Newco and Athena acknowledge and agree that, from and after the Separation Effective Time, neither Newco nor any member of the Newco Group shall have any rights to or under any Company Policies, other than (i) as expressly provided in Section 4.7 or (ii) for a period of three (3) years following the Separation Effective Time, Company Policies issued by a third party providing coverage on an occurrence basis, including defense and indemnity benefits attributable to or arising from or under such Company Policies (such policies or programs, the “Pre-Closing Policies”). Everest, on behalf of itself and each member of the Everest Group agrees that with respect to acts, omissions, events or circumstances relating to the Newco Business that occurred prior to the Separation Effective Time and that would reasonably be expected to be covered by Pre-Closing Policies under which the Newco Business was insured prior to the Separation Effective Time, Newco and the members of the Newco Group may make claims under such Pre-Closing Policies subject to the terms and conditions of such Pre-Closing Policies and this Agreement; provided that the applicable member of the Newco Group shall notify Athena in writing of all such claims and shall be solely responsible for the amount of any deductibles, retentions, premium increases, claim administration, claims handling, costs and expenses of any letters of credit or other collateral arrangements (to the extent related to any claims or potential claims related to the Newco Business) and all other out-of-pocket costs and expenses incurred in connection with such claims and any uninsured, uncovered or uncollectible amounts related to such claims. If so requested by Everest, Newco shall promptly enter into assumption agreements (and provide for letters of credit or other collateral arrangements as required by such assumption agreements), required by any insurers under such Pre-Closing Policies for the purpose of transferring, or acknowledging and accepting the transfer of, the liabilities and obligations of Everest with respect to the Pre-Closing Policies to the extent related to the Newco Business, including all liabilities with respect to the payment, reimbursement and indemnification obligations for losses, deductibles, retained amounts, administration, allocated loss adjustment expenses and the provision of collateral. To the extent any such assumption agreements contemplated by the preceding sentence are entered into, and Everest actually receives a refund of premium as a result of Newco assuming the applicable portion of the polic(ies) as between Everest, Newco and the applicable insurer, Everest shall offset against the amounts due from Newco in respect of Newco’s portion of any Pre-Closing Policies the amount of such premium refund actually received. For the avoidance of doubt, (i) except with respect to the Pre-Closing Policies to the extent provided above, Newco acknowledges and agrees that, from and after the Separation Effective Time the Newco Group and not any member of the Everest Group shall be responsible for establishing any and all insurance programs required to comply with the Newco Group’s contractual obligations and such other Company Policies required by Legal Requirements or as necessary or appropriate to operate the Newco Business, including, without limitation, with respect to general liability, workers’ compensation, directors’ and officers’ liability and fiduciary liability; (ii) for purposes of this Section 6.1, Company Policies shall not include any self-insurance or captive insurance; and (iii) nothing in this Section 6.1 shall prevent Everest or any member of the Everest Group, in their sole discretion, from accessing, amending, commuting, cancelling, eroding, exhausting or otherwise taking any action under or in connection with a Company Policy.

(b)           If requested by Everest, Newco shall procure, at Newco’s sole cost and expense, a prepaid, non-cancelable six (6)-year “tail” insurance policy, endorsement or otherwise, effective as of the Effective Time, containing terms not less favorable than the terms of directors’ and officers’ liability insurance, fiduciary liability insurance or employment practices liability insurance covering any directors and officers, fiduciaries or employees of the Newco Group who are covered by the directors’ and officers’ liability insurance, fiduciary liability insurance or employment practices liability insurance policies of Everest and its Subsidiaries (including the Newco Group) with respect to matters existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 6.1(b) shall be continued in respect of such claim until the final disposition thereof.

Article VII

DISPUTE RESOLUTION

Section 7.1               Negotiation. Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”) after the Closing. The Appointed Representative shall have the authority to resolve any such disputes. Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim after the Closing arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (but, for the avoidance of doubt, specifically excluding the Merger Agreement where any disputes under the Merger Agreement shall be resolved pursuant to the terms thereof) (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed ninety (90) calendar days from the time of receipt by a Party of written notice of such Agreement Dispute. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes. The Parties agree that (i) this Article VII is included for the convenience of the Parties, (ii) no Party shall have any Liability for any breach of this Article VII and (iii) no breach of, or failure to comply with this Article VII shall affect any of the rights or remedies under this Agreement, the Merger Agreement or any Ancillary Agreement, including the right to have the dispute resolved pursuant to Section 8.14.

Article VIII

MISCELLANEOUS

Section 8.1               Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the exhibits and schedules hereto and thereto and the other agreements referred to herein and therein shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.2               Ancillary Agreements; Precedence of Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments.

Section 8.3               Survival. The covenants and agreements that by their terms are to be performed following the Separation Effective Time pursuant to this Agreement or any other Ancillary Agreement shall survive the Separation Effective Time in accordance with their terms, and all other covenants and agreements herein and therein shall terminate and shall not survive the Separation Effective Time.

Section 8.4               Expenses. Except as otherwise provided in this Agreement, the Merger Agreement (including Section 8.3 thereof, including the fees and expense payment and reimbursement requirements therein) or any Ancillary Agreement, (i) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby or thereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby or by the Merger Agreement are consummated and (ii) all investment banking, debt financing, legal, regulatory advisory, finance, accounting and tax advisory, audit, project management consulting, human resources consulting, and IT, ERP and supply chain consulting fees and expenses incurred but not paid prior to the Closing by or on behalf of the Newco Companies in connection with this Agreement and the Contemplated Transactions shall be deemed to be fees and expenses of Everest.

Section 8.5               Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to Athena or Newco (after the Separation Effective Time):

Apergy Corporation
2445 Technology Forest Blvd., 12th Floor
The Woodlands, TX 77381

Attn:	General Counsel
Email:	general.counsel@apergy.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attn:	Michael J. Aiello
Sachin Kohli
Email:	michael.aiello@weil.com
sachin.kohli@weil.com
Fax:	(212) 310-8007

if to Everest or Newco (prior to the Separation Effective Time):

c/o Ecolab Inc.
1 Ecolab Place
Saint Paul, MN 55102

Attn:	General Counsel
Email:	generalcounsel@ecolab.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Attn:	Charles W. Mulaney, Jr.
Richard C. Witzel, Jr.

155 N. Wacker Drive, Suite 2700

Chicago, IL 60606

Email:	charles.mulaney@skadden.com
rich.witzel@skadden.com
Fax:	(312) 407-0411

Section 8.6               Waiver.

(a)           No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.7               Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect.

Section 8.8               Termination. This Agreement shall terminate without further action at any time before the Separation Effective Time upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to any other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 8.9               Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized Representative of each of the Parties.

Section 8.10             Payment Terms.

(a)           Except as set forth in Article IV or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)           Except as set forth in Article IV or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

(c)           Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Everest or Newco under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Eastern Time on the day before the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 8.11            Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Separation Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 8.12            Third-Party-Beneficiaries. Except (i) as provided in Article IV relating to Indemnitees and for the release under Section 4.1 of any Person provided therein, and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.13            Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Everest Group or the Newco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Everest Group or the Newco Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 8.14            Governing Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document by U.S. registered mail to such Entity’s respective address set forth in Section 8.5 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Court of Chancery of the State of Delaware or, to the extent required by Legal Requirements, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.15            Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.16            No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 4.2; Section 4.3; and Section 4.4).

Section 8.17            Tax Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement (other than any payment of interest pursuant to Section 8.10) shall be treated, to the extent permitted by applicable Legal Requirement, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Everest to Newco, or (ii) a distribution by Newco to Everest, in each case, made immediately prior to the Distribution. Any Indemnity Payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such Indemnity Payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 8.18             Advisors. It is acknowledged and agreed by each of the Parties hereto that Everest, on behalf of itself and the other members of the Everest Group, has retained each of the Persons identified on Schedule 8.18 to act as counsel in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 8.18 have not acted as counsel for Newco or any other member of the Newco Group in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby and that none of Newco or any member of the Newco Group has the status of a client of the Persons listed on Schedule 8.18 for conflict of interest or any other purposes as a result thereof. Newco hereby agrees, on behalf of itself and each other member of the Newco Group that, in the event that a dispute arises after the Separation Effective Time in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby between Everest and Newco or any of the members of their respective Groups, each of the Persons listed on Schedule 8.18 may represent any or all of the members of the Everest Group in such dispute even though the interests of the Everest Group may be directly adverse to those of the Newco Group. Newco further agrees, on behalf of itself and each other member of the Newco Group that, with respect to this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Everest or the applicable member of the Everest Group and may be controlled by Everest or such member of the Everest Group and shall not pass to or be claimed by Newco or any member of the Newco Group.

Section 8.19            Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)           As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(f)            As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(g)           Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.

(h)           As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.

(i)            The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j)            Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

(k)           Unless the context requires otherwise, references in this Agreement to “Everest” shall also be deemed to refer to the applicable member of the Everest Group, references to “Newco” shall also be deemed to refer to the applicable member of the Newco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Everest or Newco shall be deemed to require Everest or Newco, as the case may be, to cause the applicable members of the Everest Group or the Newco Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ECOLAB INC.

By:	/s/ Douglas M. Baker, Jr
Name: Douglas M. Baker, Jr
Title: Chairman of the Board and Chief Executive Officer

CHAMPIONX HOLDING INC.

By:	/s/ Douglas M. Baker, Jr
Name:	Douglas M. Baker, Jr
Title:	Chairman of the Board

APERGY CORPORATION

By:	/s/ Sivasankaran Somasundaram
Name: Sivasankaran Somasundaram
Title: President and Chief Executive Officer